As filed with the Securities and Exchange Commission on May 8, 2003
                         Registration No. _____________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           OGDEN GOLF CO. CORPORATION
          (Exact name of Small Business Issuer as specified in charter)

             Utah                           (3949)                      87-0652870
             ----                           ------                      ----------
(State or Other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)    Classification Code Number      Identification Number)

                              1781 Washington Blvd.
                                 Ogden, UT 84401
                                 (801) 627-4442
                               Fax (801) 627-0605
         (Address and telephone number of principal executive office)

                                   Paul Larsen
                              1781 Washington Blvd.
                                 Ogden, UT 84401
                                 (801) 627-4442

                (Name, address and telephone number of agent for
                            service) with copies to:

                             A.O. Headman, Jr., Esq.
                            Cohne, Rappaport & Segal
                         525 East 100 South Fifth Floor
                                 (801) 532-2666
                           Salt Lake City, Utah 84102

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                          Proposed     Proposed
                                          Maximum      Maximum
Title of Each                  Amount     Offering     Aggregate    Amount of
Class of Securities            Being      Price Per    Offering     Registration
Being Registered               Registered Unit         Price        Fee
------------------------------ ---------- ------------ ------------ ------------
Common Stock, no par value (1)    400,000 $     .50    $  200,000   $     66.67
------------------------------ ---------- ------------ ------------ ------------
Common Stock, no par value (2)  1,246,500 $     .50    $  618,250   $    206.09
------------------------------ ---------- ------------ ------------ ------------
Common Stock, no par value (3)    950,000 $     .50    $  475,000   $    158.33
============================== ========== ============ ============ ============
Total                           2,596,500              $1,293,250   $    431.09
============================== ========== ============ ============ ============


(1) Represents the shares offered by Ogden Golf Co. Corporation pursuant to this Registration Statement. The gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) These shares are registered on behalf of selling shareholders and the offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(3) Represents shares issuable upon the conversion into common stock of outstanding shares of Series A Preferred Stock issued by Ogden Golf Co. Corporation. These shares are registered on behalf of selling shareholders and the offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

Form SB-2 Item No. and Caption                       Prospectus Caption
------------------------------                       ------------------
Item 1.  Front of Registration Statement and         Outside Front Cover
         Outside  Front Cover Page of Prospectus

Item 2.  Inside Front and Outside Back Cover Pages   Inside  Front  and Outside
         of Prospectus                               Back Cover Pages

Item 3.  Summary Information and Risk Factors        Prospectus Summary; Risk
                                                     Factors

Item 4.  Use of Proceeds                             Use of Proceeds

Item 5.  Determination of Offering Price

Item 6.  Dilution                                    Dilution

Item 7.  Selling Security Holders                    Selling Shareholders

Item 8.  Plan of Distribution                        Outside Front Cover Page;
                                                     Plan of Distribution

Item 9.  Legal Proceedings                           Legal Proceedings

Item 10. Directors, Executive Officers, Promoters    Management
         and Control Persons

Item 11. Security Ownership of Certain Beneficial    Principal Stockholders
         Owners and Management

Item 12. Description of Securities                   Outside Front Cover Page;
                                                     Description of Securities

Item 13. Interest of Named Experts and  Counsel       Legal Matters; Experts

Item 14. Disclosure of Commission Position on        Description of Securities;
         Indemnification for Securities Act          Plan of Distribution
         Liabilities

Item 15. Organization Within the Last Five Years     Certain Transactions

Item 16. Description of Business                     Business of Ogden Golf
                                                     Co. Corporation

Item 17. Management's Discussion and Analysis or     Management's Discussion
         Plan of Operation                           and Analysis

Item 18. Description of Property                     Business - Properties

Item 19. Certain Relationships and                   Certain Transactions
         Transactions                                Related

Item 20. Market for Common Equity and Related        Price Range of Common Stock
         Stockholder Matters                         and Dividend  Policy,
                                                     Description of Securities

Item 21. Executive Compensation                      Management - Executive
                                                     Compensation

Item 22. Financial Statements                        Financial Statements

Item 23. Changes in and Disagreements with           Not Applicable
         Accountants on Accounting
         and Financial Disclosure

                 SUBJECT TO COMPLETION, DATED MAY 7, 2003
                             PRELIMINARY PROSPECTUS

                         Up to 400,000 Shares Offered by

                           OGDEN GOLF CO. CORPORATION
                                       and

               2,196,500 Shares offered by Selling Shareholders

     This is our initial public offering. We are offering, on a "best efforts" basis, a minimum of 300,000 shares and a maximum of 400,000 shares of our common stock during the offering period. All funds will be held in escrow in an account with Irwin Union Bank until at least 300,000 shares are sold, at which time the initial closing of the sale of shares under this Prospectus will occur and the funds will be delivered to the Company. If the initial closing does not occur by 120 days from the effective date of this Registration Statement, we may extend the offering date for an additional thirty days. If at least 300,000 shares are not sold within the prescribed time, all funds placed in the escrow account will be promptly returned to subscribers, without interest or deduction. Subscribers will have no right to the return of their funds during the term of the escrow. Following the initial closing of the sale of the minimum number of shares, we may continue to offer the remaining shares on the same terms as set forth in this Prospectus for an additional 30 days from the date of the initial closing.

     We are also registering for our Selling Shareholders a total of 2,196,500 shares of common stock, including shares which may be issued upon the conversion of our Series A Preferred Stock into common stock. The Selling Shareholders may sell our common stock on the open market at market prices in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds from the sale of our common stock by Selling Shareholders. We will not pay any broker commissions in connection with sales of our common stock by Selling Shareholders. The concurrent offering of 2,196,500 shares of our common stock by the Selling Shareholders is separate from our offering of up to 400,000 shares.

WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN OGDEN GOLF, AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

THESE SHARES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                       Price to  Underwriting    Proceeds
                                       Public    Commission (1)  to Company (2)
--------------------------------------------------------------------------------
Per Share                              $.50      $.055             $.445
Total Minimum 300,000 Shares(3)        $150,000  $16,500           $133,500
Total Maximum 400,000 Shares           $200,000  $22,000           $178,000
--------------------------------------------------------------------------------
                                  Underwriter:
                              ACAP Financial, Inc.
                          47 West 200 South, Suite 101
                           Salt Lake City, Utah 84101
                                 (801) 364-6650

              THE DATE OF THIS PROSPECTUS IS ______________, 2003

     (1) We have entered into an Underwriting Agreement with ACAP Financial, Inc. pursuant to which we have agreed to pay ACAP, subject to the sale of at least 300,000 of the shares offered hereby, a commission of 11% of the offering proceeds. ACAP Financial will also receive an accountable expense allowance of 1% of the gross offering proceeds. Additionally, assuming the sale of at least 300,000 shares, we will issue to ACAP for the sum of $100, Warrants to purchase shares of the our common stock, representing one share for every ten shares sold in the offering. The warrants will be exercisable at $.83 per share for a four
(4) year period commencing one year after the effective date of this offering. To the extent that ACAP may profit from the exercise of the warrants, such profit may be deemed additional underwriting compensation. We have agreed to indemnify ACAP against certain civil liabilities including liabilities under the Securities Act of 1933, as amended. (See "Plan of Distribution.")

     (2) The proceeds we are to receive are shown before the deductions of offering expenses which include legal and accounting fees, printing expenses, ACAP's accountable expense allowance and other offering expenses estimated at $27,000 if the maximum offering is sold and $26,500 if only the minimum offering is sold.

     (3) The entire amount of the proceeds received under this offering will be promptly deposited (by noon of the next business day after receipt) in an escrow account with Irwin Union Bank, 15 West South Temple, Suite 950, Salt Lake City, Utah 84101. The minimum escrow amount of $150,000 must be deposited into escrow within 120 days (which may be extended for thirty days) from the effective date of this Prospectus. In the event that less than $150,000 is deposited into the escrow account within the offering period, all proceeds received will be refunded to purchasers without any deduction for commissions or other expenses and without interest thereon. All checks for the subscription of shares must be made payable to "Irwin Union Bank, Escrow Agent for Ogden Golf Co. Corporation." Investors in this offering will not have the use of their funds during the escrow period which may last up to one year. (See "Risk Factors.")

     The offering price of the Shares has been determined arbitrarily by the agreement of the Company and the Underwriter, is not based upon earnings, assets or book value of the Company and is not a representation that each Share has a market value of, or can be sold at, that price.

     The information in this Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY, OR POSSESSION OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               PROSPECTUS SUMMARY

This section summarizes what we believe are the material aspects of our offering. We encourage you to read this Prospectus in its entirety before making an investment decision. References in this Prospectus to "Ogden Golf," "we," "us," and "our" refer to Ogden Golf Co. Corporation . In some cases a reference to we or us will include Ogden Discount Golf, our wholly-owned subsidiary.

Our Business

     We own and operate a retail golf equipment store in Ogden, Utah. We are a retailer of brand-name golf clubs, golf bags, apparel, golf balls and accessories. We intend to expand our operations by increasing our local advertising and by initiating advertising through the development and operation of a web site advertising our products. If we are successful, of which there can be no assurance, we may attempt to commence efforts to sell our products on an online basis as well as in our retail store. Our operations are conducted by our wholly-owned subsidiary, Ogden Discount Golf, Inc. We may consider acquisitions of, or combinations with, other golf related retail or wholesale operations as opportunities arise. In order to diversify our business operations, we may also consider acquisitions or business combinations with businesses in industries unrelated to the golf industry. We have not actively sought acquisitions of combinations with other golf or non-golf related businesses and intend to devote our efforts, in the foreseeable future, to our current operations.

     We have operated at a loss since our inception and there can be no assurance that we will operated at a profit in the future.

Corporate Background

     We were incorporated on May 10, 2000. We were formed to acquire the assets and business operations of an existing retail golf shop which was owned by persons not affiliated with us or our management. The business we purchased had been in operation for several years prior to the time we purchased it.

     In January 2003, we formed Ogden Discount Golf, Inc. as our wholly-owned subsidiary. We intend to assign all of our retail golf operations, and related assets and liabilities to our subsidiary leaving us, for the time being, as a holding company. If we acquire other golf or non-golf related businesses in the future, we may form other subsidiaries to operate such businesses.

     Since our inception, in May 2000, through December 31, 2002, we have incurred a cumulative loss of $176,173.

Offices

     Our retail store and our executive offices are at 1781 Washington Boulevard, Ogden, UT 84401, and our telephone number is (801) 627-4442.

The Offering of Shares by Ogden Golf

     This Prospectus relates to an offering by us of up to 400,000 shares of common stock at $.50 per share. We are offering, on a "best efforts" basis, 300,000 shares minimum and 400,000 shares maximum during the offering period. All funds will be held in escrow in an account with Irwin Union Bank until at least 300,0000 shares are sold. If 300,000 shares are sold within the offering period, there will be initial closing of the sale of shares under this Prospectus and the funds will be delivered to us by the escrow agent. If the initial closing does not occur by 120 days from the effective date of this Registration Statement, we may extend the initial offering date for an additional thirty days. If we do not sell at least 300,000 shares within the offering period, all funds placed in the escrow account will be promptly returned to investors, without interest or deduction. Subscribers will have no right to the return of their funds during the term of the escrow. Following the initial closing of the sale of the minimum number of shares, we may continue to offer the remaining shares on the same terms as set forth in this Prospectus for an additional 30 days from the date of the initial closing.

     We have entered into an Underwriting Agreement with ACAP Financial, Inc. which will use its best efforts to sell the 400,000 shares we are offering. We have agreed to pay ACAP Financial an underwriting commission of 11% if at least 300,000 shares are sold in the offering. If at least 300,000 shares are sold by ACAP Financial, we will also pay an accountable expense allowance to ACAP of 1% of the gross offering proceeds. If at least 300,000 shares are sold by ACAP Financial, we will also issue ACAP Financial a warrant to purchase up to 40,000 shares of our common stock (30,000 if only the minimum offering is reached), at the price of $.83 per share.

Selling Shareholders

     This prospectus also relates to the possible resale of up to 2,196,500 shares of our common stock, including 950,000 shares which will be issued if our outstanding shares of Series A Preferred Stock are converted into common stock. The Selling Shareholders are not required to sell our common stock and sales of our common stock are entirely at the discretion of the Selling Shareholders. The Selling Shareholders may sell such stock either on the open market at market prices in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. The Selling Shareholders may offer their shares at a price that is lower than the price we offer our shares. We will not receive any of the proceeds of sale of our common stock by the Selling Shareholders. We will not receive any proceeds from the sale of our stock by Selling Shareholders who sell our common stock. We will not pay any broker commissions in connection with sale of our common stock by Selling Shareholders.

Common Stock

      Common stock outstanding                        1,246,500 shares
      Common stock issuable upon conversion of
            Series A Preferred Stock                    950,000 shares
      Common stock offered by Ogden Golf                400,000 shares
      Common stock Offered by Selling Stockholders    2,196,500 shares *

*Includes all shares of common stock outstanding and 950,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock into common stock.

Use of Proceeds

     We will have net offering proceeds of approximately $151,000, if all 400,000 shares are sold and $107,000, if only 300,000 shares are sold. We intend to use the net offering proceeds to (1) fund our current operating losses; (2) increase our inventory; (3) increase print and radio advertising; (4) develop a web site; and (5) increase our working capital. We will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholders. (See "Use of Proceeds.")

                          SUMMARY FINANCIAL INFORMATION

     The following table shows selected summarized financial data for Ogden Golf at the dates and for the periods indicated. The data should be read in conjunction with the financial statements and notes included in this Prospectus beginning on page F-1.

Statement of Operations Data:
                                                                     6 Months
                                             Year Ended  Year Ended  Ended
                                             6/30/02     6/30/01     12/31/02
                                             ----------  ----------  -----------
Gross Profit                                 $  28,681   $  33,203   $    9,923
Expenses                                        78,107      90,123       37,982
Net (Loss)                                     (63,143)    (73,874)     (34,588)
Basic (Loss) per Share                           (0.06)      (0.10)       (0.03)


                                             Actual as   Actual as   Actual as
                                             of 6/30/02  of 6/30/01  of 12/31/02
                                             ----------  ----------  -----------
Balance Sheet Date:

Total Current Assets                         $  58,268   $  77,560   $   49,234
Total Assets                                   177,868     200,277      167,276
Total Current Liabilities                       54,439      42,805       54,838
Working Capital                                  3,829      34,755       (5,604)
Shareholders' Equity (Deficit)                   5,385      25,528       (2,203)

                                  RISK FACTORS

The shares offered in this Prospectus are speculative and involve a high degree of risk. If you purchase shares you may lose your entire investment. Prior to making an investment decision, you should carefully consider all of the information contained in this Prospectus, including the following risk factors.

Risks Related to the Business

     We have Incurred Significant Operating Losses; There is no Assurance We Will be Profitable in the Future. We have incurred significant operating losses since our inception. At December 31, 2002, our accumulated deficit was more than $176,173. There can be no assurance that we will ever operate at a profit.

     We Expect Net Losses to Occur Through at Least 2003. We expect to continue experiencing losses through at least the end of the year 2003. Because we expect to continue to incur significant sales and marketing and administrative expenses, we will need to generate significant revenues to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals. To the extent that increases in operating expenses are not matched by increased revenue, our business, operating results and financial condition will be harmed.

     We Will Likely Need Additional Financing in Order to Fully Implement Our Business Plan. To date, we have had insufficient revenues to satisfy our ongoing expenses of operation and we have been funded, primarily by the sale of our securities in private transactions. Due to our history of losses, we cannot assure you that we will ever be profitable. If we do not become profitable or obtain additional financing, we will be unable to continue our current level of operations and fully implement our growth objectives outlined in our business plan. As a result, we cannot assure you we will have adequate capital to implement our business plan and to maintain our current level of operation. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our operations, which could have a negative effect on us and on the value of our common stock.

     We May Not Be Able to Obtain Additional Financing. We currently have no commitments or understandings with any third parties to obtain any additional financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times we may require the financing, or if we do obtain any financing that it would be on acceptable terms. Moreover, our access to additional funds may be limited by: (1) market conditions affecting the business golf and recreation industries; and (2) specific factors affecting our attractiveness as a borrower or an investment vehicle including: (a) the potential commercial opportunities and risks associated with development of our business plan; (b) the market's perception of our performance and assets; and
(c) the actual amount of cash we need to pursue our business strategy.

     Our Success Depends on the Continued Popularity of Golf and the Growth of the Market for Golf-related Products. We generate substantially all of our net revenues from the sale of golf-related equipment and accessories. The demand for our golf products is directly related to the popularity of golf, the number of golf participants and the number of rounds of golf being played by these participants. If golf participation decreases, sales of our products would be adversely affected. In addition, the popularity of golf organizations, such as the Professional Golfers Association, also affects the sales of our golf equipment and golf-related apparel. We depend on the exposure of our brands to increase brand recognition and reinforce the quality of our products. Any significant reduction in television coverage of PGA or other golf tournaments, or any other significant decreases in either attendance at golf tournaments or viewership of golf tournaments, will reduce the visibility of our brand and could adversely affect our sales.

     In addition, we do not believe there has been any material increase in golf participation or the number of golf rounds played during the last three years. We believe that since 1997, the overall worldwide premium golf club market has experienced little growth in dollar volume from year to year. We cannot assure you that the overall dollar volume of the worldwide market for golf-related products will grow, or that it will not decline, in the future.

     A Reduction in Discretionary Consumer Spending Could Reduce Sales of Our Products. Our products are recreational in nature and are, therefore, discretionary purchases for consumers. Consumers are generally more willing to make discretionary purchases of golf products during favorable economic conditions. Discretionary spending is affected by many factors, including, among others, general business conditions, interest rates, the availability of consumer credit, taxation, and consumer confidence in future economic conditions. Our customers' purchases of discretionary items, including our products, could decline during periods when disposable income is lower, or periods of actual or perceived unfavorable economic conditions. Any significant decline in these general economic conditions or uncertainties regarding future economic prospects that adversely affect discretionary consumer spending could lead to reduced sales of our products. In addition, our sales could be adversely affected by a downturn in the economic conditions in the markets in which our retail business operates. The general slowdown in the United States economy and the uncertain economic outlook have adversely affected consumer spending habits, which has adversely affected our net revenues. A prolonged economic downturn could have a material adverse effect on our business, financial condition, and results of operations.

     We Have Limited Revenues and Cannot Predict When and If Revenues Will Increase. For the year ended June 30, 2002, we had total revenues of $108,095 and a loss of $63,043. For the six months ended December 31, 2002 we had total revenues of $40,001 and a loss of $34,588. Despite efforts we may take to increase sales at our retail store and to develop a website to market our products, there can be no assurance that our revenues will significantly increase or that we will operate at a profit.

     We Do Not Know If Our Internet Website Will Be Effective in Marketing Our Merchandise and Services. We are proposing to develop an internet website which will be able to showcase our golf merchandise and golf club repair services; however, potential customers will not be able to make purchases via the website due to cost constraints, at least initially. Actual purchases will have to be made via telephone or e-mail ordering. Other companies with substantially greater financial resources, experience, and technical and marketing personnel may offer similar products through fully developed e-commerce websites. We believe that we can achieve and maintain a competitive advantage by providing good prices and personalized services, but may still be at a disadvantage in making the internet marketing of our products competitive. See "Description of Business."

     Our Sales and Profits May Be Adversely Affected If We and Our Suppliers Fail to Successfully Develop and Introduce New Products. Our future success will depend, in part, upon our and our suppliers' continued ability to develop and introduce innovative products in the golf equipment market. The success of new products depends, in part, upon the various subjective preferences of golfers, including a golf club's look and "feel," and the level of acceptance that a golf club has among professional and recreational golfers. The subjective preferences of golf club purchasers are difficult to predict and may be subject to rapid and unanticipated changes. If we or our suppliers fail to successfully develop and introduce innovative products on a timely basis, then our sales and profits may suffer.

     In addition, if we or our suppliers introduce new golf clubs too rapidly, it could result in close-outs of existing inventories. Close-outs can result in reduced margins on the sale of older products, as well as reduced sales of new products given the availability of older products at lower prices. These reduced margins and sales may adversely affect our results of operations.

     Our Sales and Profitability May Be Adversely Affected If New Competitors Enter the Golf Products Industry. Increased competition in our markets due to the entry of new competitors, including companies which currently supply us with products that we sell, could reduce our net revenues. Our competitors currently include other specialty retailers, mass merchandise retailers, conventional sporting goods retailers, on-course pro shops, and online retailers of golf equipment. These businesses compete with us in one or more product categories. In addition, traditional and specialty golf retailers are expanding more aggressively in marketing brand-name golf equipment, thereby competing directly with us for products, customers and locations. Some of these potential competitors have been in business longer than us and/or have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their products. As a result of this competition, we may experience lower sales or greater operating costs, such as marketing costs, which would have an adverse effect on our profitability.

     If We Do Not Accurately Predict Our Sales During Our Peak Seasons and They Are Lower than We Expect, Our Profitability May Be Materially Adversely Affected. Our business is highly seasonal. Our sales during our second fiscal quarter of each year, which includes the Father's Day selling season, and the Christmas holiday selling season have historically contributed a disproportionate percentage of our net revenues and most of our net income for the entire year. We make decisions regarding merchandise well in advance of the season in which it will be sold, particularly for the Father's Day and Christmas holiday selling seasons. We incur significant additional expenses leading up to and during our second fiscal quarter and the month of December in anticipation of higher sales in those periods, including acquiring additional inventory, preparing and mailing our catalogs, advertising, creating in-store promotions and hiring additional employees. If our sales during our peak seasons are lower than we expect for any reason, we may not be able to adjust our expenses in a timely fashion. As a result, our profitability may be materially adversely affected.

     If We Lose the Services of Key Members of Our Management, We May Not Be Able to Manage Our Operations and Implement Our Growth Strategy Effectively. Our future success depends, in large part, on the continued service of officers and directors. We do not maintain key-person insurance on any of our officers or managers. Any loss or interruption of the services of these individuals could significantly reduce our ability to effectively manage our operations and implement our growth strategy because we cannot assure you that we would be able to find appropriate replacements for our key executives and managers should the need arise. Paul Larsen is the only member of our management team that is employed by the Company on a full-time basis.

     If We Do Not Anticipate and Respond to the Changing Preferences of Our Customers, Our Revenues Could Significantly Decline and We Could Be Required to Take Significant Markdowns in Inventory. Our success depends, in large part, on our ability to identify and anticipate the changing preferences of our customers and stock our store with a wide selection of quality merchandise that appeals to their preferences. Our customers' preferences for merchandise and particular brands may vary significantly over time. We cannot guarantee that we will accurately identify or anticipate the changing preferences of our customers or stock our store with merchandise that appeals to them. If we do not accurately identify and anticipate our customers' preferences, we may lose sales or we may overstock merchandise, which may require us to take significant markdowns on our inventory. In either case, our revenues could significantly decline and our business and financial results may suffer.

     We Need to Build a Public Awareness of Our Retail Store. Our efforts to develop widespread Ogden Golf name recognition in our market area are likely to be expensive and may fail. The development of our name is important to our future success. If we fail to develop sufficient name recognition, our ability to attract customers may be impaired and our revenue will suffer.

     We Need to Increase Our Customer Base. The success of our business will depend on our ability to increase our customers in our retail store and potentially on an online basis. Our ability to grow our customer base depends largely on our marketing effort.

Risks Related to Other Ventures

     In order to increase our revenues and the potential for returns to our shareholders, we may look to acquire other businesses engaged in the golf industry or businesses engaged in other industries. We have not identified any potential acquisitions and there is a possibility that we will never attempt to acquire any other business operation. No person should invest in the Company on the basis that we will acquire, or even attempt to acquire, any other business whether in the golf industry or outside of the golf industry. Our immediate plan is to attempt to expand the operations of our current retail golf store. However, if we do acquire, or attempt to acquire, one or more other business operations, whether in the golf industry or outside of the golf industry, it will subject our shareholders, including the investors in this offering, to a variety of risks, including but not limited to the following:

     Any Future Acquisition May Be Made Without Shareholder Approval. If our management determines that it is in the best interest of the Company to acquire another business, any such acquisition may be completed without shareholder approval. Inasmuch as we have not identified any acquisition and have not concluded that we will even look for a possible acquisition, we cannot tell you what form a future acquisition will take or whether we will be required or elect to obtain shareholder approval of any such transaction. Prospective investors who invest in the Company will do so without an opportunity to evaluate the specific merits or risks of any one or more future acquisition. As a result, investors will be entirely dependent on the broad discretion and judgment of management in connection with acquisition matters. There can be no assurance that determinations ultimately made by our management, whether such determinations relate to acquiring or not acquiring another business, will permit us to bring value to our shareholders.

     Uncertain Structure of Business Combination. If we ultimately acquire another golf or non-golf business, the structure of an acquisition transaction cannot be determined at the present time and may take, for example, the form of a merger, an exchange of stock or an asset acquisition. The Company may form one or more subsidiary entities to effect an acquisition.

     We have not Identified any Acquisition Candidate; Unascertainable Risks. None of our directors or executive officers has had any contact or discussions with any entity or representatives of any entity regarding an acquisition. Accordingly, there is no basis for prospective investors to evaluate the possible merits or risks of any acquisition.

     Potential Dilution. If we do seek to acquire another business, we will likely effect an acquisition through the issuance of our securities. This will likely result in the dilution in your percentage ownership of the Company. It is also possible that the control shareholders of the Company may change as a result of an acquisition. The change of controlling shareholders could result in a change of management and ultimately a change in business direction.

Risks Relate to the Offering

     There Is No Market for Our Common Stock. There is no trading market for our common stock and it is not anticipated that a trading market will develop in the foreseeable future. If no market develops, it may be difficult or impossible for you to resell your shares if you should desire to do so. Even if you are able to sell your shares, we cannot assure you that you will be able to resell your shares at the purchase price paid or at any price.

     Even If Market Develops, It Is Likely to Be Highly Volatile. Even if a market were to develop for our stock, the market price of our common stock is likely to be highly volatile, because the stock market in general, and the market for small companies in particular, have experienced significant volume and price fluctuations. You may not be able to resell your shares following periods of volatility because of the market's negative reaction to that volatility.

     We Don't Anticipate That We Will Pay Any Dividend. We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the future. The future payment of dividends is directly dependent upon our future earnings, capital requirements, financial requirements and other factors to be determined by our Board of Directors. It is anticipated that future earnings, if any, which may be generated from our operations will be used to finance our growth, and that cash dividends will not be paid to our stockholders.

     The Book Value of Your Investment Will Be Much Lower than the Share Price. Persons purchasing shares in this offering will suffer a substantial and immediate dilution to the net tangible book value of our common stock below the offering price. The book value of our shares at June 30, 2002 was approximately $.00485 per share. The book value of our common stock at December 31, 2002 was a negative $.00118, assuming all shares of Series A Preferred Stock are converted into shares of common stock. After sales of the minimum 300,000 shares, and assuming all shares of Series A. Preferred Stock are converted to common stock, the book value per share will be approximately $.04268, or a dilution to subscribers of approximately $.45732 per share. After sales of the maximum 400,000 shares, the book value per share will be approximately $.05822, or a dilution to subscribers of approximately $.44177 per share. (See "Dilution.")

     We May Issue More Stock Without Shareholder Input or Consent. Although we have no present plans to issue more stock, our Board of Directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, our Board of Directors has authority, without action by or vote of the shareholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock in this offering. Any issuance of additional shares of common stock or preferred stock will dilute the ownership percentage of shareholders and may further dilute the book value of our shares. (See "Description of Capital Stock.")

     You Cannot Withdraw Your Funds Once Invested and You Will Not Receive a Refund Unless We Fail to Sell the Minimum Offering Amount of $150,000 After the Full Offering Period of Up to 120 Days From the Effective Date of the Prospectus. Investors do not have the right to withdraw invested funds. Subscription payments will be released from the escrow account to us, only if the minimum number of Shares is sold, or for the purpose of refunding subscription payments to the subscribers, if the minimum number of shares is not sold. Therefore, once you have invested, you will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this Prospectus.

     Future Financings Could Adversely Affect Your Ownership Interest and Rights in Comparison with Those of Other Shareholders. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced and these newly-issued securities may have rights, preferences or privileges senior to those of existing shareholders, including those acquiring shares in this offering.

     Our Management Has Broad Discretion in the Application of the Net Proceeds from this Offering. Our management presently intends to utilize a substantial portion of the net proceeds of this offering for the specific purposes set forth in "Use of Proceeds." However, we have broad discretion with respect to redirecting the application and allocation of the net proceeds of this offering in light of changes in circumstances and the availability of certain business opportunities. As a result, any return on investment to investors will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds of the offering. (See "Use of Proceeds.")

     The Sale of Shares By Our Shareholders Could Hurt Our Trading Market if a Trading Market Ever Develops. We have never had a public market for our common stock. It is our intent to attempt to have a market develop in the future. The Registration Statement of which this Prospectus is a part, registers all of our issued and outstanding shares. Because all of our outstanding shares are currently available for sale if a market existed, we anticipate that when and if a market develops in the future, many shareholders will desire to liquidate their shares. In such event, we anticipate that our stock price may be hurt by future sales of our shares or the perception that such sales may occur.

     Conversion of Preferred Stock Increases Dilution in Both Percentage Ownership and Book Value. In the fourth quarter of 2002 and the first quarter of 2003, we sold 95,000 shares of our Series A Preferred Stock for a total of $19,000. Each share of Series A Preferred Stock is convertible into 10 shares of our common stock if certain financial conditions are met. If the minimum number of shares offered pursuant to this prospectus are sold, the Series A Preferred Stock will be convertible. Accordingly, if the Series A Preferred Stock is converted into common stock, a total of 950,000 shares of common stock will be issued to the Series A Preferred stockholders. This amounts to a purchase price of $.02 per share. This will result in dilution to all other common stockholders in both percentage ownership of the Company and per-share net tangible book value.

     Our Stock is a Penny Stock Which Creates Risks to Investors. Our common stock may be deemed to be "penny stock" as that term is defined in Reg. Section 240.3a51-1 of the Securities and Exchange Commission. Penny stocks are stocks
(i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stocks must still meet requirement (i) above); or (iv) in issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than $6,000,000 for the last three years.

     Subject to compliance with applicable listing standards, we plan to attempt to qualify for listing on the OTC Bulletin Board of NASD.

     Section 15(g) of the 1934 Act, as amended, and Reg. Section 240.15 g-2 of the Securities and Exchange Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosures carefully before purchasing any shares that are deemed to be "penny stocks."

     Moreover, Reg. Section 240.15g-9 of the Securities and Exchange Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.

This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transaction in penny stocks are suitable for the investor and that the investor has significant knowledge and experience to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from such investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objects. Compliance with these requirements may make it more difficult for investors in our common stock to resell the shares to third parties or to otherwise dispose of them.

                                 USE OF PROCEEDS

     Our net proceeds from this offering, after deducting the 11% sales commission and offering expenses estimated to range from approximately $26,500 to $27,000 will be from $107,000 to $151,000 depending upon the number of shares sold. The offering is being made on a best-efforts basis, and we do not know how many shares will be sold in the offering. The primary purposes of this offering are to obtain additional capital, create a public market for the common stock, and facilitate future access to public markets. In general, we intend to use the net proceeds from this offering to provide us with working capital and to fund marketing efforts including the development of a website. We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Shareholders pursuant to this Prospectus.

     The table below represents our best estimate of the allocation of the net proceeds, including the priorities for the use of the proceeds in descending order, based upon our current business plan.

                                     Minimum      %       Maximum      %
                                     --------  --------   --------  -------

Gross Proceeds of Public Offering    $150,000     100     $200,000    100
     Less:
      Underwriting Commissions (1)     16,500    11.00      22,000   11.00
      Other Costs of Issuance (2)      26,500    17.66      27,000   13.50
                                     --------  --------   --------  -------

Net Proceeds to Company               107,000    71.33     151,000   75.50
                                     --------  --------   --------  -------
Internet Website Development           15,000    10.00      25,000   12.50
Marketing and Sales Development        10,000     6.66      20,000   10.00
Working Capital (3)                    82,000    54.66     106,000   53.00
                                     --------  --------   --------  -------

TOTAL USE OF NET PROCEEDS            $107,000    71.33    $151,000   75.50

     (1).Subject to the sale of at least 300,000 shares, the underwriter will be paid an underwriter's commission of 11% of the gross offering proceeds. (See "Plan of Distribution.")

     (2).Including  a  1%   non-accountable   expense   allowance  paid  to  the
underwriter and attorney's fees, accountant's fees, registration and filing fees, costs of printing this Prospectus and stock certificates, and registration and issuance of stock to public investors and other miscellaneous items.

     (3).We anticipate that working capital will be used to acquire inventory to fund operating losses, to comply with reporting requirements of the Securities Exchange Act of 1934, and to fund business development efforts. Business development may include efforts to acquire other golf-related operations or non-golf-related operations.

     The amounts set forth merely indicate the general application of net proceeds of the offering. Actual expenditures relating to the development of our internet website may differ from the estimates depending on change orders and/or increased time charges from third parties. We recognize that such proceeds may be insufficient to enable us to fully exploit our business plan and objectives and we may have to seek additional financing through loans, the sale of additional securities, or other financing arrangements. No such arrangements exist or are contemplated, and there can be no assurance that they may be available in the future should the need arise. All funds not being utilized by us for our proposed business will be held in interest-bearing accounts, short-term interest-bearing certificates of deposit, treasury bills, or other high grade short-term securities. Those funds received by us, other than from the offering, will be utilized for the purpose of paying any additional costs of this offering and funding our business operations.

                      DILUTION AND COMPARATIVE INFORMATION

     Dilution is a reduction in the value of a purchaser's investment measured by the difference between the purchase price of the shares purchased and the net tangible book value of the shares after the purchase takes place. The book value of a share is equal to shareholder's equity, as shown on the balance sheet, divided by the number of shares outstanding. We currently have 1,246,500 shares of common stock issued and outstanding. We also have 95,000 shares of preferred stock issued and outstanding which are convertible into 950,000 shares of our common stock. For purposes of calculating dilution, we have assumed that all shares of Series A Preferred Stock have been converted into common stock. Therefore, we have assumed that 2,155,500 shares of common stock are outstanding prior to the issuance of shares in this offering.

     The unaudited book value of the Company, as of December 31, 2002 was a negative $2,203 or approximately a negative $.00118 per share assuming the Series A Preferred Stock is converted into common stock.

     The following table sets forth the dilution to persons purchasing common stock in this offering without taking into account any changes in the net tangible book value after December 31, 2002, the sale of the minimum and maximum shares of common stock offered at the public offering price and the receipt of a minimum $150,000 and a maximum $200,000 gross proceeds from the offering. The net tangible book value per share is determined by subtracting our total liabilities from our tangible assets and then dividing the remainder by the total number of shares of our stock outstanding.

                                                  Minimum           Maximum
                                                  Shares            Shares
                                                  Sold              Sold
                                                  -------------     ------------
Public offering price per share (1) (4)            $0.50             $0.50

      Net tangible book value per share
        before this offering (2) (4)              ($0.00102)        ($0.00102)

Increase per share attributable to
 new investors (3) (4)                             $0.042            $0.057

Adjusted net tangible book value per
 share after this offering (4)                     $0.04268          $0.05822

Dilution per share to new investors                $0.45732          $0.44177

Percentage dilution (4)                             91.46%            88.35%

Comparative Value

     The following tables summarize the number of shares to be purchased from Ogden Golf as a part of this offering, the number of shares purchased as a percentage of our total outstanding shares, the aggregate consideration for such shares, the aggregate consideration as a percentage of total consideration, and the average consideration paid per share for such shares by all existing shareholders and the investors in this offering.

                    Assuming the Sale of All Shares Offered
                    ---------------------------------------

                                                 %       Aggregate            Average
                                   Shares    Of Total  Consideration         Price Per
                                  Purchased   Shares       Paid         %      Share
                                  ---------  --------  -------------  -----  ---------
   Present  Shareholders          1,246,500    47%     $     162,545   42%   $     .13
   Preferred Stock Holders*         950,000    37%     $      19,000    5%   $     .02
   Investors in  this Offering      400,000    16%     $     200,000   53%   $     .50
                                  ---------  --------  -------------  -----  ---------

            TOTALS                2,555,500   100%     $     381,545  100%
                                  =========  ========  =============  =====

                                 Assuming 300,000 Shares are Sold
                                 --------------------------------

                                                 %       Aggregate            Average
                                   Shares    Of Total  Consideration         Price Per
                                  Purchased   Shares       Paid         %      Share
                                  ---------  --------  -------------  -----  ---------
   Present  Shareholders          1,246,500      48%   $     162,545    49%  $     .13
   Preferred Stock Holders *        950,000      39%   $      19,000     6%  $     .02
   Investors in this Offering       300,000      13%   $     150,000    45%  $     .50
                                  ---------  --------  -------------  -----  ---------

            TOTALS                2,465,500     100%   $     331,545   100%
                                  =========  ========  =============  =====

     o Assumes all Series A Preferred shares are converted into common shares at the rate of 10 shares of common stock for each preferred share.

                  MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market

     Currently, there is no market for our common stock. Subject to compliance with applicable listing standards, we plan to attempt to qualify for listing on the OTC Bulletin Board of NASD.

Holders

     As of April 1, 2003, there were 1,246,500 shares of common stock outstanding and approximately 36 stockholders of record. As of March 25, 2003, there were 95,000 shares of our Series A Preferred Stock owned by three preferred stockholders.

Dividends

     We have not paid any cash dividends since our inception and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business. Furthermore, we anticipate that we will operate at a loss during the next year, in which case, we would not declare a dividend on our common stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes, and the other financial information included in this Prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of specified factors, including those set forth in the risk factors section of this Prospectus and elsewhere in this Prospectus.

Results and Comparison for Fiscal Years

     Fiscal year ended June 30, 2002 resulted in a net loss of $63,143 compared to a net loss of $73,874 for the fiscal year ended June 30, 2001. The Basic and Diluted Loss per Share for fiscal year 2002 was $0.06, compared to a per-share loss of $.10 for fiscal year 2001. This decrease in the loss per share of $0.04 primarily results from (1) a decrease in general and administrative expenses;
(2) a decrease in cost of goods sold; and (3) a decrease in interest expense. Details of changes in revenues and expenses can be found below.

Revenues

     Revenues of $108,095 for fiscal year 2002 were down $11,453 or 9.58% from revenues of $119,548 for fiscal year 2001.

Cost of Goods Sold

     As a result of our lower sales in fiscal 2002 compared to fiscal 2001, our cost of goods sold decreased to $79,414 which was $6,931 or 8.03%, from fiscal year 2001. This decrease is due to a decrease in sales.

Operating Expenses

     Our operating expenses in 2002 of $78,107 represented a decrease of $12,016, or 13.33%, from fiscal year 2001, when operating expenses (including depreciation) were $90,123. The decrease in general and administrative expenses is a result of lower personnel and operating costs.

Interest Expense

     We borrowed the funds necessary to purchase the building in which our retail store is located. Interest expense consists of interest accrued on the mortgage. We also incurred interest on the Company's credit card. Interest was $13,617 for the year ended June 30, 2002 compared to $16,854 for the year ended June 30, 2001.

Results and Comparison for the Six Months Ended December 31Results and Comparison for the Six Months Ended December 31

     The six months ended December 31, 2002 resulted in a net loss of $34,588, compared to a net loss of $28,479 for the six months ended December 31, 2001. The Basic and Diluted Loss per Share is $.03 and $.03 for the six months ended December 31, 2002 and 2001, respectively.

Revenues

     Revenues of $40,001 for six months ended December 31, 2002 were down by $14,554, or 27%, from the same period in 2001 when revenues were $54,555.

Cost of Goods Sold

     As a result of our lower sales for the six months ended December 31, 2002 compared to the six months ended December 31, 2001, our cost of goods sold decreased $4,296, or approximately 12%, from for the six months ended December 31, 2001. This decrease is due to a decrease in sales.

Operating Expenses

     Operating expenses decreased by $3,785, or 9%, from the six months ended December 31, 2001, when operating expenses (including depreciation) were $41,767, compared to the six months ended December 31, 2002 when operating expenses (including depreciation) were $37,982. The decrease in general and administrative expenses is a result of lower personnel and operating costs.

Interest Expense

     Interest expense consists of interest accrued on the loan we obtained to purchase our building. Interest was $6,529 for the six months ended December 31, 2002 compared to $6,893 for the six months ended December 31, 2001.

Liquidity and Capital Resources

     We are currently unable to finance our operations from operating activities and historically have relied on private placements of common stock and preferred stock to fund our operations. Since our inception, we have financed our operations through the sale of common stock ($159,970, net proceeds) and issuance of Series A Preferred Stock ($14,000 net proceeds).

     We anticipate that the net proceeds from this offering, together with the cash flow from operations, will be sufficient to fund our anticipated working capital and capital expenditures for the 12 months following completion of this offering.

     At June 30, 2001 we had total assets of $200,277 of which $15,444 was cash. At June 30, 2002 we had total assets of $177,868 of which $17,148 was cash. At December 31, 2002, we had total assets of $167,276, of which $15,652 was cash. Since November of 2002, we raised $29,200 from the sale of our securities in private transactions.

     Our total liabilities at June 30, 2001 were $174,749 including $136,071 for our mortgage. At June 30, 2002, our total liabilities were $172,483. At June 30, 2002, our mortgage had been reduced to $127,485 but our current liabilities had increased to $54,439 from the $42,805 in current liabilities at June 30, 2001. At December 31, 2002, our total liabilities were $169,479. Our stockholders'

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

equity at June 30, 2002 was $5,385 compared to stockholders' equity at June 30, 2001 of $25,528. Our stockholders equity at December 31, 2002 was a negative $2,203.

     Cash provided by financing activities was approximately $59,954 for the fiscal year ended June 30, 2001, and $39,407 for the fiscal year ended June 30, 2002. In each period, the cash provided by financing activities resulted primarily from the issuance of capital stock. Cash provided by financing activities was $31,891 for the six months ended December 31, 2002.

     We have sustained losses of $63,143 and $73,774 for the years ended June 30, 2002 and June 30, 2001, respectively. In addition, operating activities have used cash of $37,703 and $52,706 for the years ended June 30, 2002, and 2001, respectively. We have sustained losses of $34,588 and $28,479 for the six months ended December 31, 2002, and 2001, respectively. In addition, operating activities have used cash of $33,387 and $28,066 for the six months ended December 31, 2002, and 2001, respectively.

     Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing, and ultimately to attain profitable operations. Management plans include obtaining additional equity financing and our management believes that profitability and cash flows from our operations will improve and will provide the necessary capital to fund operations due to the continued success of existing products and the introduction of new products. There is no assurance, however, that these efforts will result in profitable operations or in our Company's ability to meet obligations when due.

     Our working capital requirements and other capital requirements for the foreseeable future will be primarily funded through the issuance of equity securities until we are able to meet our working capital needs with positive cash flows provided from operations; after this point, we will likely increase expenditures so as to accelerate our revenue and profitability growth. We believe that proceeds from subsequent issuance of equity securities will enable us to establish profitable operations and positive cash flows from operations. However, there is no assurance that profitable operations or positive cash flows from our operations will ever be realized.

     We are currently, attempting to raise equity capital through the issuance of our common stock in this offering. There can be no assurance that any shares offered will be sold. There can be no assurance that we will be able to raise sufficient capital necessary to allow us to continue with our operations on our current scale. If additional funds are raised through the issuance of equity securities, the percentage of our shares owned by existing stockholders will be reduced, stockholders may experience additional dilution.

Other Matters

     Our Board of Directors has concluded that the operation of a single retail golf outlet, even if such outlet operates at a profit, may not provide sufficient return on capital to provide a meaningful return to investors. We intend to attempt to increase our current operations through increased advertising on an online, internet basis as well as increasing our traditional advertising efforts in direct mailings, print media and radio. However, we may

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

ultimately also look for other opportunities in the golf business or in other businesses which may, when combined with our current operations, provide our shareholders with a greater potential to earn a return on their investment in the Company. We have not identified any other golf business or other business, and may never be able to acquire any other golf business or other business. If we do acquire another business it will likely be effected through the issuance of our securities in a merger, stock purchase or asset acquisition.

     There can be no assurance that our operations will ever be more than the operation of our current golf retail store.

Recently Issued Accounting Standards

     We believe that recently issued financial standards will not have a significant impact on our results of operations, financial position, or cash flows.

Inflation

     We do not expect the impact of inflation on operations to be significant.

Forward-looking Statements

     Some of the statements contained in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

o We have achieved limited revenues since our formation and there can be no assurance that our revenues will ever significantly increase.

o We have incurred substantial losses and anticipate continued losses in the foreseeable future.

o The golf equipment industry is highly competitive and is dominated by national firms selling equipment in retail stores or on an online, internet basis.

o    The golf industry in general is not currently experiencing growth.

o We are subject to all of those risks set forth in the "Risk Factors" section of this Prospectus.

                     BUSINESS OF OGDEN GOLF CO. CORPORATION

General

     Ogden Golf Co. Corporation was organized on May 10, 2000, under the laws of the State of Utah, by Paul W. Larsen, who currently is our president and controlling principal shareholder. In connection with our formation, Mr. Larsen purchased the assets of an existing retail golf shop from an unrelated third party through a combination of bank debt and personal funds. We acquired the assets totaling $188,517 and assumed liabilities totaling $142,047 in exchange for issuing Mr. Larsen 500,000 shares of our common stock.

     We are located in Ogden, Utah and are a retailer of brand-named golf clubs, bags, apparel, and accessories merchandise. In addition, we offer custom golf club-making, fitting, repair, and tune-up services to our customers throughout Northern Utah. Our retail business is seasonal, with the heaviest sales during March, April and May, when outdoor spring activities commence, and in November and December because of holiday gift purchases.

     We believe that the public demand for retail golf merchandise and custom golf club building and related services is growing and will continue to grow throughout the 21st century. As indicated below, we intend to aggressively market our merchandise and services to customers in an effort to expand our business and develop profitability.


The Golf Industry in the United States

     The National Golf Foundation reports substantial information related to the business of golf each year and provides interested persons with answers to several frequently asked questions about the game and business of golf in the United States. Certain statistical information regarding the number of golfers and the growth of golf in the U.S. from 1986 through 1999 and how much those golfers spend on golf are provided below:

o    There are approximately 26.7 million golfers age 12 and over in the U.S.

o Approximately 6.3 million are avid golfers; i.e., they plan 15 or more rounds per year.

o More than 40% of all U.S. golfers (44% or 11.7 million) are between the ages of 18 and 39. Seniors (age 50 and over) comprise another 27% or 6.7 million. The rest of the golfer population falls into the forty-something and Junior (age 12-17) categories at 21% and 8%, respectively.

o Today's typical golfer is male, just over 40 years old, has a household income of $71,558 and plays 22 rounds per year.

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

o Female golfers make up 19% (5.1 million) of the U.S. golfer population, up from 4.6 million in 1986.

o    Women spend about $6 billion on golf merchandise and playing fees.

o The average woman golfer is 42 years old, has an average household income of $70,541, and play 18 rounds per year.

o    Since 1986 the number of golfers has  increased  34%,  from 19.9 million to
     26.7 million.

o Since 1986, the number of women playing golf has risen 11%, from 4.6 million to 5.1 million.

o    Since 1986, the number of junior golfers has increased 43% to 2.1 million.

o The number of golf courses in the U.S. has increased 28% since 1986, from 13,353 to 17,108 courses.

o About 30% of the courses built over the past five years have been additions to existing facilities.

o The rate of new golf course construction has increased significantly over the past 15 years, from an average of about 150 a year to more than 400 a year.

o Since 1986, overall golfer spending in the U.S. on fees and equipment has grown from $7.8 to $22.2 billion.

o    Golfers spent $22.2 billion in 1999 on equipment and fees.

o They spent $16.3 billion on green fees and dues in 1999, which accounted for 73% of all spending and $2.5 billion on golf club purchases (11% of the total).

o Avid golfers (25+ rounds annually) make up the smallest player segment (25%), but accounted for 53% of all golf-related spending in 1999.

     The national Golf Foundation, www.ngf.org/faq.

     The foregoing factors have been key to the golf industry's growth over the past several years. Individual participant interest in golf and the money spent enjoying the game have helped fuel an industry that accounts for over $22.2 billion in sales annually. The golf industry's past growth had fostered many new businesses to support that growth. The health of the golf industry, when judged over time, indicates that the industry will do very well in this decade, despite the recent economic slowdown. We believe the key to our success will be to please the customer though providing quality merchandise and service.

Merchandise and Services

     Through our retail store located in Ogden, Utah, we offer brand-named golf merchandise (i.e. Taylor Made, Ping, Footjoy, Nike, Datrek, Titleist, Maxfli, Spalding), including:

o    Golf club sets and individual drivers, woods, irons, wedges and putters.

o Golf equipment and accessories, including bags, pull carts, towels, umbrellas, gloves, golf balls and tees.

o Golf apparel, including shirts, sweaters, pullovers, wind and rain gear, shoes, hats and visors.

     In addition, we offer custom golf club-making, fitting, repair, and tune-up services. In connection with these services, we sell individual club components, including club heads, shafts, and grips.

     Because we believe that custom fitted clubs allow golfers to shoot lower scores, we take club-making and fitting very seriously. We believe that we can enhance our business by focusing our business on the custom club-making and fitting aspects because we have greater control over the cost of our custom products and services than we have over other brand-named products we might offer our customers.

     We use only top quality components to custom build clubs or repair clubs. We build custom clubs with dynamics that work within a golfer's swing and we do not expect golfers to try to change swings to match the clubs. We assemble our custom clubs to meet existing swing dynamics. In doing so, we utilize two different methods to fit golfers with custom clubs: dynamic and static.

     1. Dynamic fitting is conducted in person by first evaluating a golfer's swingspeed, loading, and lie measurements, while the golfer is hitting his or her current clubs, our test clubs, and other demo clubs as we provide analytical observation. Our goal is to build an individual club or set of clubs that a golfer can use within current swing dynamics, in conjunction with an overall evaluation of the golfer's current golf game, equipment, and goals.

     2. Static fitting also relies on an evaluation of the golfer's current golf game, equipment, and goals; however, we do not perform an individual analysis of swing dynamics.

Benefits of our custom club-making services can include:

o A golfer receives quality clubs built to his or her specifications at reasonable prices.

o A golfer receives clubs with matching flex, torque, kick points, and swing weighting.

o A golfer receives clubs built with quality components and 100% lifetime guarantee of workmanship.

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

o A golfer receives consultation and analysis of his or her game, clubs, grip and swing.

o    A golfer achieves added confidence and lower scoring.

     We also offer reshafting, head changes, and repairs for broken shafts and damaged club heads. In addition, we can regrip clubs with a multiple of different brand-named grips. Our reshafting and repair service is prompt and our work is 100% guaranteed.

Marketing Strategy and Principal Market

     Our principal marketing strategy for our merchandise and services is three fold:

     1. Continue to offer our customers high-quality, brand-named equipment, apparel and accessories.

     2. Emphasize our custom club-making, fitting, and repair services to our current customer base with a focus of quality components, guaranteed workmanship and quick turnaround.

     3. Expand our customer base outside of Northern Utah through radio and print media and by offering information regarding our products and services via an internet website.

Web Site Development

     Although numerous golf-related internet sites have sprung up which attempt to entice golfers into ordering goods and services on line, thus far, to the best of our knowledge no web site has become a dominant market leader in the golf arena. All continue vying for the golfer's return interest by providing various types of golf "content," however, our focus will be to entice those using our site to either come to our store or contact us about ordering merchandise or our club-making, fitting and repair services.

     A portion of the proceeds of this offering will be utilized to purchase radio advertising spots on "sports" and "news" radio stations and newspaper advertising in the Northern Utah market and fund the initial development of our web site. We have obtained quotes and estimates for web site design from various local web site/database developers, who have provided bids ranging from $5,000 to $35,000. We have received a firm bid proposal from Utah Sports Information Systems, Inc., a Utah website and design service, for design, internet service and product database preparation for $6,400 with a $50 per hour maintenance fee. However, we will not begin to develop the website unless we receive the minimum amount of funds from investors in this offering. Once the minimum funds from this offering have been received, we believe that it will take approximately 45 days to develop our web site.

     As indicated above, the intent of the web site will be to quickly and efficiently showcase available merchandise and service, and provide e-mail and telephone contact information to potential purchasers. Should our efforts succeed, our web site may be expanded and developed into an e-commerce site that will eventually enable our customers to purchase merchandise. However, the costs associated with the development of an e-commerce web site are substantial, and we do not intend to expand the website to accommodate actual purchases through the website until sales revenues are established and substantial additional funds are raised. We believe that although the convenience such an expanded website would provide customers is important, the single most important ingredient to our success will be the development of personal relationships with purchasers via the telephone, e-mail and/or in person. This key ingredient is crucial to our long-term success.

Purchasing of Merchandise and Inventory

     Our merchandise is obtained from numerous manufacturers, based on purchase orders for specific products and quantities. We do not have any long-term supply agreements although certain suppliers require minimum purchase commitments. In addition, we do not believe that we are dependent on any one supplier and that there are alternate sources available.

     In connection with our retail sale of merchandise, certain manufacturers of brand-named products do prohibit us from advertising their products at a discounted price. There is no assurance that these brand-named manufacturers will supply us with merchandise as needed. We believe it is important to our business to continue to offer brand-named products to our customers.

Competition

     We compete with general sporting goods stores, golf course pro shops, other golf merchandise and service stores, discount department stores such as K-Mart, catalog stores and other retailers. We believe that our greatest competition comes form the discount golf stores, the numbers of which have grown in recent years.

     We also compete with entities engaged in the sale of similar merchandise by telephone and mail order sales. The largest telephone and mail order competitor that advertises through catalogs is much larger and has greater financial resources than we do. Major competitors that advertise through national magazine advertisements are Nevada Bob's and Edwin Watts.

     Principal  competitive  factors  faced  by us in the  sale  of  merchandise
generally  are  price,  quality,   personal  service,   merchandise   selection,
convenience, and customer loyalty.

Domain Name

     We have reserved the internet domain name "golfers-green.com." Such initial reservation is through September 2003 at a cost of $35.00 per year, and is easily renewed for extended periods thereafter. Of yet, we have not created a logo or any trademarks, but intend to do so as part of the graphics associated with our proposed web site.

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


Acquisitions

     In order to increase our revenues and the potential for returns to our shareholders, we may look to acquire other businesses engaged in the golf industry or businesses engaged in other industries. We have not identified any potential acquisitions and there is a possibility that we will never attempt to acquire any other business operation. No person should invest in the Company on the basis that we will acquire, or even attempt to acquire, any other business whether in the golf industry or outside of the golf industry. Our immediate plan is to attempt to expand the operations of our current retail golf store.

     If we do seek to acquire another business, we will likely effect an acquisition through the issuance of our securities. This will likely result in the dilution in your percentage ownership of the Company. It is also possible that the control shareholders of the Company may change as a result of an acquisition. The change of controlling shareholders could result in a change of management and ultimately a change in business direction.

Regulation and Environmental Compliance

     Other than state and local business license requirements, we are not aware of any need for government approval for the sale of our merchandise or services, nor of any environmental laws relating to its proposed products and services.

Employees

     As of June 30, 2002, we had one full-time employee. We have been able to hire a sufficient quantity of qualified sales and repair personnel from the local area to meet our staffing needs and seasonal demands so that no special training, other than orientation to our merchandise and club repair equipment, is required.

Facilities

     We own the building in which our retail store is located. The building is located at 1781 Washington Boulevard, Ogden, Utah and consists of approximately 2,595 square feet. The building secures a loan to Barnes Bank in the amount of $139,539. We are required to make monthly payments of $1,608 on the loan amount. A balloon payment of $117,154 is due on September 20, 2005.

                                   MANAGEMENT

     The following table sets forth the name, address, age and position of each officer and director of the Company:

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


Name                       Age               Position

Mark A. Scharmann          44                President/Director
Douglas P. Morris          47                Vice President Director
Robert R. Peterson         47                Secretary/Treasurer/Director
Paul Larsen                45                Director
Curtis Kaminska            45                Director

     Background information concerning the Company's officers and directors is as follows:

     Paul Larsen. Mr. Larsen has operated Ogden Golf since April 2000. He is also president and a director of our subsidiary, Ogden Discount Golf from July 1982 to April 2000, Paul worked as senior information technology technician at Alliant Technologies (formerly Thiokol Corporation) in Promontory, Utah. He attended Weber State University in Ogden, Utah with an emphasis in Physical Education and Information Technology Systems.

     Douglas P. Morris. Mr. Morris was appointed as an officer and director of Ogden Golf Co. Corporation in November 2002. Mr. Morris since 1990 has also owned and operated H & M Capital Investments, Inc., (H & M). H & M is a privately held business consulting firm. H & M consults with privately held and publicly held corporations relating to management, merger and acquisitions, debt and equity financing, capital market access, and market support for publicly traded securities. He has been and continues to be a director and consultant for several operating public companies. Mr. Morris is an officer and director of Millennium Electronics, Inc., an inactive public company which was previously involved in the computer memory business. Mr. Morris is also an officer and director of Celtic Investment, Inc., a publicly traded financial services company. Mr. Morris has a BA from Brigham Young University and a Masters in Public Administration from the University of Southern California.

     Mark Scharmann. Mr. Scharmann was a founder of Ogden Golf and was reappointed to the Board of Directors in November 2002. Mr. Scharmann has been a private investor and business consultant since 1981. Mr. Scharmann became involved in the consulting business following his compilation and editing in 1980 of a publication called Digest of Stocks Listed on the Intermountain Stock Exchange. In 1981 he compiled and edited an 800 page publication called the OTC Penny Stock Digest. Mr. Scharmann has rendered consulting services to public and private companies regarding reverse acquisition transactions and other matters. Mr. Scharmann was vice president of OTC Communications, Inc. from March 1984 to January 1987. From 1982 to 1996, he was the president of Royal Oak Resources Corporation. In 1996, Royal Oak Resources completed an acquisition and in connection therewith changed its name to Hitcom Corporation. Mr. Scharmann was the President of Norvex, Inc., a blank check company which completed an acquisition and in connection therewith, changed its name to Capital Title Group, Inc. Mr. Scharmann is a promoter of Nightingale, Inc., a publicly-held corporation blank check company. He is also an officer and director of Pacific Alliance Corporation, a inactive public company which was previously in the television programming delivery business. He has also been an officer and director of several other blind pool companies. Mr. Scharmann graduated from Weber State University in 1997 with a Bachelors of Integrated Studies with emphasis in Business, Psychology and Health.

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

     Curtis Kaminska. Mr. Kaminska has been a director of the Company since August 2002. He is also vice president and a director of our subsidiary, Ogden Discount Golf. Mr. Kaminska has been a pilot for Delta Airlines since 1987. He has over 20 years experience with Delta, the U.S. Air Force and the Utah National Guard. From 1999 to the present, he has owned and operated KEE, Inc., a business consulting company based in Ogden, Utah. He earned his BS Degree in Business with an emphasis in marketing from Utah State University, Logan, Utah in 1981, and an MBA degree from New Mexico Highlands University in 1986.

     Robert R. Peterson. Mr. Peterson has been a director of the Company since August 2002. He is also secretary/treasurer and an director of our subsidiary, Ogden Discount Golf. Mr. Peterson has been controller of Fresenius Medical Care, Ogden, Utah, since 1998. From 1997-98, he was controller of Weider Nutrition International, Salt Lake City, Utah. From 1995-97, he was controller of Autoliv, Ogden Utah. From 1989-95, he was Manager of Budgets and Pricing for Autoliv. From 1979-89, he was Senior Financial Analyst for Morton Thiokol, Promontory, Utah. He earned an MBA from the University of Phoenix in Salt Lake City in 1989, and a BS degree in Marketing and Economics from Utah State University, Logan, Utah in 1977.

                             MANAGEMENT COMPENSATION

     The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the last three years to the Company's Chief Executive Officer and to the Company's most highly compensated executive officers other than the CEO, whose annual salary and bonus exceeded $100,000:

-------------------------------------------------------------------------------

                           SUMMARY COMPENSATION TABLE


Long Term Compensation

                                  AnnualCompensation        Awards        Payouts
                                  ------------------  ------------------  -------
(a)             (b)     (c)         (d)    (e)                   (g)      (h)      (i)
                                           Other                                   All
Name and        Year                       Annual     Restrict   Option/  LTIP     Other
Principal       Ended   ($)          ($)   Compen-    Stock      SAR's    Payouts  Compensa-
Position        6/30    Salary(1)   Bonus  sation($)  Award($)    (#)     ($)      tion($)
--------------------------------------------------------------------------------------------
Paul Larsen*    2002    $39,800     -0-      -0-       -0-         -0-    $ -0-    $ -0-
President       2001    $47,750     -0-      -0-       -0-         -0-      -0-      -0-
--------------------------------------------------------------------------------------------

* Mr. Larsen is no longer the President of the Company, but is the President of our wholly owned subsidiary.

Options Grants in Last Fiscal Year

     There were no grants of stock options made during the fiscal year ended June 30, 2002 to our executive officers.

Stock Options Held at End of Fiscal 2002

     No stock options or stock appreciation rights were owned by our officers and directors at June 30, 2002, the end of our last fiscal year.

Compensation of Directors

     We do not currently  compensate our directors for director  services to the
Company  or  our  subsidiary.   We  anticipate  that  more  formal  compensation
arrangements with our directors will be finalized within the next fiscal year.

     Employment Agreements

     We have no written employment agreements with our management. Currently, we are paying Paul Larsen, our president $35,000 per year.

Stock Option Plans and Other Incentive Compensation Plans

     We have not adopted any option plans or other incentive compensation plans as of the date of this Prospectus. We anticipate that our Board of Directors will, in the near future, adopt incentive compensation plans to provide rewards and incentives to our employees, directors and agents. We have not granted any options to any person as of the date of this Prospectus.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of Ogden Golf common stock as of April 1, 2003, by each director and executive officer, all directors and officers as a group, and each person known to Ogden Golf to beneficially own 5% or more of its outstanding common stock.

      Name and Address                                            Percentage
      of Beneficial Owner                       Shares Owned        Owned(1)

      Paul Larsen                                  660,000            31%
      Douglas P. Morris (2)                        712,500            33%
      Mark A. Scharmann (3)                        260,000            12%
      Robert R. Peterson                            10,000            .1%
      Curtis Kaminska                               10,000            .1%

      All officers and Directors as a group      1,652,500            77%
      (5 persons)

      Total Shares of Common Stock Issued        1,246,500           100%
      Total Shares Issued (4)                    2,165,500           100%

     (1) Based upon shares of common stock issued and assuming all shares of preferred stock are converted into common stock.

     (2) Includes 12,500 shares of common stock owned by Hyacinth Resources, Inc., an affiliate of Mr. Morris and 700,000 shares of common stock issuable to Hyacinth Resources, Inc. upon the conversion of 70,000 shares of Series A. Preferred Stock into common stock.

     (3) Includes 60,000 shares of common stock owned by Scharmann and 200,000 shares of common stock issuable to Mr. Scharmann upon the conversion of 20,000 shares of Series A Preferred Stock into common stock.

     (4) Assumes all 95,000 shares of Series A Preferred Stock are converted into 950,000 shares of common stock.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue up to 100,000,000 shares of common stock, no par value and 5,000,0000 shares of preferred stock, no par value. As of March 26, 2003, there were 1,246,500 shares of our common stock issued and outstanding. We have designated 100,000 shares of our preferred stock as Series A Preferred Stock. As of March 26, 2003, there were 95,000 shares of Series A Preferred Stock issued and outstanding. All outstanding shares of our common stock and Series A Preferred Stock are fully paid and nonassessable and the shares of our common stock offered by this Prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock and preferred stock.

Common Stock

     Subject to the rights of the holders of any preferred stock which may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

Preferred Stock

     Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock. The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

     Although we have no present intent to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Series A Preferred Stock

     In November 2002, our Board of Directors adopted a resolution designating a Series A Preferred Stock consisting of 100,000 shares. A total of 95,000 shares of Series A Preferred Stock have been issued. The following description of the Series A Preferred Stock is a summary only.

     Dividends. No dividends shall accrue or be payable on the Series A Preferred Stock.

     Liquidation Distribution upon Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full an amount equal to $.20 per share, together with accrued and unpaid dividends and any accumulated dividends to such distribution or payment date, whether earned or declared.

     Conversion of Series A Preferred Stock into Common Stock. The holders of the Series A Preferred Stock may convert their shares of Series A Preferred Stock into Common Stock pursuant to Section 8 above, only if one or both of the following events occurs:

          (a) The Company operates at a profit during any fiscal year ending prior to June 30, 2005; or

          (b) On or before June 30, 2005, the Company's shareholders' equity increases by $100,000 or more over the Company's shareholders' equity as of September 30, 2002.

     If neither of the above-listed conditions occurs, the Series A Preferred Stock may not be converted into common stock and may, at the sole option of the Company, be redeemed at Stated Value.

     Subject to and upon compliance with the conditions described above, at the option of the holder thereof, any share of the Series A Preferred Stock may be converted into ten (10) shares of common stock ("Conversion Ratio").

     Voting Rights. The holders of Series A Preferred Stock shall have no voting rights prior to conversion of the Series A Preferred Stock into common stock except as otherwise provided by the Utah Revised Business Corporations Act.

Transfer Agent

     Our transfer agent is Fidelity Transfer, 1800 South West Temple, Salt Lake City, Utah 84115, telephone (801) 484-7222.


Limitation of Liability and Indemnification of Directors and Officers

     Our Articles of Incorporation and our By-laws contain provisions that eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Utah Revised Business Corporations Act, except for liability for:

o    any breach of their duty of loyalty to us or our stockholders;

o    acts  or  omissions  not  in  good  faith  or  which  involve   intentional
     misconduct;

o    misconduct or a knowing violation of law;

o    unlawful   payments  of  dividends  or  unlawful   stock   repurchases   or
     redemptions;

o    any act or omission occurring prior to our incorporation; and

o any transaction from which the director derived an improper personal benefit.

     Our Articles of Incorporation and By-laws also contain provisions that require us to indemnify our directors and permits us to indemnify our incorporators, directors and officers to the fullest extent permitted by Utah law, including circumstances where indemnification would be discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and persons controlling us in connection with the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is unenforceable.

                              PLAN OF DISTRIBUTION

Shares Offered By Ogden Golf

     We are offering to sell, on a best efforts basis, up to 400,000 newly issued shares of our common stock at $.50 per share. We have appointed ACAP Financial Inc. ("ACAP"), as our exclusive agent to sell up to 400,000 shares of common stock to the public on a "best efforts, all or none" basis for the first 300,000 shares and on a "best efforts" basis thereafter at the public offering price of $.50 per share. There can be no assurance that any of these shares will be sold. If ACAP fails to sell a minimum of 300,000 of the offered shares within 120 days (which may be extended for 30 days) from the effective date of this Prospectus, the offering will be terminated and the subscription proceeds will be refunded in full to subscribers, without interest thereon or any deductions therefrom.

     All subscription payments should be made payable to "Irwin Union Bank - Ogden Golf Co. Corporation., Escrow Account." All subscription payments will be deposited by noon of the business day following receipt and held in an escrow account at Irwin Union Bank, 15 West South Temple, Suite 950, Salt Lake City, Utah 84101, as escrow agent, pending the sale of a minimum of 300,000 shares within a 120 day period (unless extended for an additional 30 days). The subscription proceeds will be withdrawn from the escrow account only for the purpose of purchasing the shares offered hereby, if a minimum of 300,000 shares offered hereunder are sold or for the purpose of refunding subscription payments to the subscribers.

     Subject to the sale of at least 300,000 shares, prior to the termination of this offering, we have agreed to pay to ACAP an Underwriting Commission of 11% of the total offering price ($.055 per share) or a minimum of $16,500 and a maximum of $22,000.

     We have agreed to pay to ACAP an accountable expense allowance of 1% of the gross offering proceeds. ACAP's expenses, if any, which exceed the accountable expense allowance will be borne by ACAP. We will also pay for the expenses necessary to qualify the shares for sale in various states that the ACAP may designate.

Underwriter's Warrants

     Subject to the sale of at least 300,000 of the shares we are offering through ACAP, we have agreed to sell to ACAP for a price of $100, payable at the time of closing, Warrants ("Underwriter Warrants") to purchase shares of our common stock (an amount equal to 10% of the total shares sold by ACAP pursuant to this offering). The Underwriter's Warrants may not be exercised, sold, transferred, assigned or hypothecated for a period of one year from the effective date of this offering, except that Warrants to be acquired by the Underwriter may be assigned or transferred to the officers of the Underwriter, to participating dealers that sell shares in the offering, or to such participating dealers' officers. The Warrants will be exercisable for a period of four years commencing one year from the date of this Prospectus. If the Warrants are not exercised during their term, they shall automatically expire. The purchase price of the shares underlying the Warrants will be $.83 per share during the exercise period. We will set aside and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Underwriter Warrants. Any transfer or assignment of the Warrants and the underlying shares by the Underwriter to any person, must be in accordance with the provisions of the Securities Act of 1933, as amended.

     During the period commencing one year after the date of the Prospectus and ending four years later, we will file, not more than once, a Registration Statement under the Securities Act of 1933, as amended, registering the shares acquired upon the exercise of the Underwriter's Warrants, at the request of the holders of at least a majority of such shares. All expenses of such registration will be borne by us. Further, in the event we register any of our securities during the five-year period following the effective date of this offering, the holders of the Underwriter's Warrants and/or underlying shares shall have the right to register all or part of the underlying shares in conjunction with the Company's Registration Statement. In such event, we shall bear the entire cost and expense of registration. The above registration rights will be available upon the exercise of the Warrants.

     It may be expected that the Underwriter's Warrants will be exercised only if it is advantageous to the holders of the Underwriter's Warrants. The value of our common stock may be diluted as a result of the exercise of the Warrants. Therefore, for the life of the Underwriter's Warrants, the holders thereof are given, at a nominal cost, the opportunity to profit from an increase in the market price of our Common Stock. The terms upon which we could obtain capital during the exercise period may be adversely affected. The holders of the Underwriter's Warrants might be expected to exercise the Warrants at a time when we would, in all likelihood, be able to obtain any additionally needed capital on terms more favorable than those provided for in the Underwriter's Warrants. Any gain realized by the Underwriter on the resale of the Underwriter's Warrants or the underlying shares may be deemed to be additional underwriting compensation. The Underwriter's Warrants will contain provisions protecting the holder against dilution of the equity interest represented thereby.

Additional Matters

     ACAP may allow concessions to certain selected dealers who are members of the National Association of Securities Dealers, Inc., and that such dealers may reallow concessions to certain other dealers who are members of the National Association of Securities Dealers, Inc. The amount of such concessions will be determined through negotiations between the Underwriter and the selected dealers or such selected dealers and other dealers, as the case may be.

     We and ACAP have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act of 1933. We have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Our management may provide ACAP with a list of certain persons, including our officers, directors and affiliates and others, whom our management believes may be interested in purchasing shares of our common stock in the offering. ACAP may sell the shares to such persons if such persons reside in a state where our common stock can be sold and where ACAP can sell the our shares. Such sales may be made for the express purpose of making sure that all shares offered hereby are sold. Any purchases made by officers, directors or affiliates will be for investment purposes and not for further distribution. ACAP will distribute the Shares according to ACAP's best business judgment and ACAP has no obligation to sell any of the Shares to any person.. In no event will ACAP sell more than 10 percent of the Shares to our officers, directors or affiliates.

Selling Shareholders

     The Selling Shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o    short sales;

o broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

     The Selling Shareholders may also sell shares under Rule 144 promulgated under the Securities Act, if available, rather than under this Prospectus. The Selling Shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

     The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We have agreed to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the Selling Shareholders. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Selling Shareholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders and other persons participating in the distribution of the shares offered hereby are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934 in connection with the sales of the shares

                              SELLING SHAREHOLDERS

      The following table details the name of each Selling Shareholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this Prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the Selling Shareholders. Except as indicated, none of the Selling Shareholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Unless otherwise indicated, the Selling Shareholders have sole voting and investment power with their respective shares.

                                     Number of Common
                                   Shares Beneficially         Common Shares
 Name of Selling Stockholder     Owned Prior to Offering     Offered Hereby (1)
 ---------------------------     -----------------------     ------------------

Larsen, Paul                             660,000                  660,000
Scharmann, Mark A.                        60,000                   60,000
Knudson, David                            50,000                   50,000
Taylor, Elliott N.                        50,000                   50,000

Lehmberg, David                           25,000                   25,000
Stagg, Niel                               25,000                   25,000
Scharmann, Stephen                        10,000                   10,000
Scharmann, Darrell L.                     20,000                   20,000
Chapman Spira & Carson, LLC               12,500                   12,500
David Anthony Investments                 12,500                   12,500
Witz, Barry                               12,500                   12,500
First Atlantis Trading Corp.              12,500                   12,500
Hyacinth Resources                        12,500                   12,500
Roycemore Corp.                           52,500                   52,500
Grilz, Richard                            10,000                   10,000
Kaminska, Curtis                          10,000                   10,000
OM Capital Corp.                          20,000                   20,000
Grilz, Bill                               10,000                   10,000
Yamashita, Betty Hong                      4,000                    4,000
Dolan, John W.                             4,000                    4,000
Marriott, Rodney G.                        4,000                    4,000
Hall, Wade D.                             10,000                   10,000
George, Lawrence E.                       10,000                   10,000
Hanley, Lori                              12,500                   12,500
Petersen, Robert                          10,000                   10,000
Rubin, Mike                                5,000                    5,000
Maxfield, Brent                           12,500                   12,500
Warsinske, Michael                        12,500                   12,500
Croft Investments LTP                     25,000                   25,000
Rod H. Larsen                              5,000                    5,000
Richard S. Robinson                       25,000                   25,000
Dan Rich                                   5,000                    5,000
Cory Powers                               10,000                   10,000

     (1) The Selling Shareholders may, but are not required to, sell shares in connection with this offering.

     (2) The Selling Shareholders also include the following holders of our Series A Preferred Stock.

                           Series A        Convertible       Common
                           Preferred       Into              Shares
                           Stock           Common            Offered
                           ---------       -----------       -------
Hyacinth Resources          70,000           700,000         700,000
Mark A. Scharmann           20,000           200,000         200,000
Northcliffe Consulting       5,000            50,000          50,000

                              CERTAIN TRANSACTIONS

     In connection with our formation, Paul Larsen our president, purchased the assets of an existing retail golf shop from an unrelated third party through a combination of bank debt and personal funds. We acquired the assets totaling $188,517 and assumed liabilities totaling $142,047 in exchange for issuing Mr. Larsen 500,000 shares of our common stock.

     In 2001, the Company loaned $12,480 to Paul Larsen, our president. Such loan is due December 31, 2003.

     Paul Larsen, the President of the Company, has personally guaranteed our loan from Barnes Bank.

     Hyacinth Resources, Inc., an affiliate of Douglas P. Morris, a director of the Company, purchased 70,000 shares of our Series A Preferred Stock from us for $14,000. The 70,000 shares of Series A Preferred Stock are convertible into 700,000 shares of our common stock if certain conditions are met.

     Mark A. Scharmann, an officer and director of the Company, purchased 20,000 shares of our Series A Preferred Stock from us for $4,000. The 20,000 shares of Series A Preferred Stock are convertible into 200,000 shares of our common stock if certain conditions are met.

                                LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.


                         SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, we have 1,236,500 shares of common stock issued and outstanding. We also have outstanding 95,000 shares of Series A Preferred Stock which is convertible into 950,000 shares of our common stock. All of these shares have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of the common stock in the public market may hurt the stock's market price.

                                     EXPERTS

     Our June 30, 2002 and 2001 financial statements and schedule included in this Prospectus and in the Registration Statement have been audited by Wisan, Smith Racker & Prescott, LLP, CPA's, independent certified public accountants, to the extent and for the periods detailed in their reports, and which appear in this Prospectus and in the Registration Statement, and are included in reliance upon those reports given as a result of the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering have been passed upon for us by the law firm of Cohne, Rappaport & Segal, attorneys at law, 525 East 100 South, Fifth Floor, Salt Lake City, Utah, 84102. Northcliffe Consulting, L.L.C., an affiliate of A.O. Headman, Jr., owns 5,000 shares of our Series A Preferred Stock. Mr. Headman is a shareholder in Cohne, Rappaport & Segal.

                      DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus forms part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act with respect to the shares and contains all the information which we believe is significant to you in considering whether to make an investment in our common stock. We refer you to the Registration Statement for further information about us, our common stock and this offering, including the full texts of exhibits, some of which have been summarized in this Prospectus. At your request, we will provide you, without charge, a copy of any exhibits to the Registration Statement incorporated by reference in this Prospectus.

     If you want more information, write or call us at: 1781 Washington Boulevard, Ogden, Utah 84401, and our telephone number is (810) 627-4442; Attn:
Paul Larsen.

     Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and will file reports and other information with the SEC as required under the Exchange Act. Such reports and other information filed by the Hugo are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20459, and at the SEC's Regional Offices located at 233 Broadway, New York, New York 10275 and Northwestern Atrium Center, 175 W. Jackson Boulevard, Chicago, Illinois 60604. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.





     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

                           OGDEN GOLF CO. CORPORATION

                          INTERIM FINANCIAL STATEMENTS

                                December 31, 2002

                                 C O N T E N T S

                                                                            Page

Interim Balance Sheets, December 31, 2002
 and June 30, 2002......................................................... F-3

Interim Statements of Operations for the Three and Six
 Month Periods Ended December 31, 2002 And 2001............................ F-4

Interim Statements of Cash Flows .......................................... F-5

Notes to Interim Financial Statements ..................................... F-7

Independent Auditors' Report............................................... F-10

Balance Sheets, June 30, 2002 and 2001..................................... F-11

Statements of Operations for Years Ended
 June 30, 2002 and 2001.................................................... F-12

Statements of Stockholders' Equity for Years Ended
 June 30, 2002 and 2001.................................................... F-13

Statements of Cash Flows for Years Ended
 June 30 2002 and 2001..................................................... F-14

Notes to Financial Statements.............................................. F-15

General and Administrative Expenses for Years Ended
 June 30, 2002 and 2001.................................................... F-21

                           OGDEN GOLF CO. CORPORATION
                             INTERIM BALANCE SHEETS
                       December 31, 2002 and June 30, 2002

                                                        December       June 30,
                                                           31,
                                                          2002           2002
                                                       (Unaudited)     (Audited)
ASSETS                                                 -----------   -----------
CURRENT ASSETS
Cash and cash equivalents                              $   15,652    $   17,148
Inventories                                                33,123        40,719
Prepaid expenses                                              459           401
                                                       -----------   -----------
                               TOTAL CURRENT ASSETS        49,234        58,268

PROPERTY AND EQUIPMENT                                    100,536       101,874

OTHER ASSETS
Stockholder notes receivable                               12,480        12,480
Loan costs, net of accumulated amortization
 of $1,172 and $952, respectively                           1,026         1,246
Investment in collectible assets                            4,000         4,000
                                                       -----------   -----------
                                       TOTAL ASSETS    $  167,276    $  177,868
                                                       ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                       $    8,529    $   14,809
Short-term liabilities                                     22,712        22,302
Accrued expenses                                            1,872         3,787
Unearned income                                                           1,900
Current portion of long-term liabilities                    9,825         9,441
Stockholder notes payable                                  10,000         2,500
Income taxes payable                                            -           100
                                                       -----------   -----------
                            TOTAL CURRENT LIABILITIES      54,838        54,439

LONG-TERM LIABILITIES                                     114,641       118,044

STOCKHOLDERS' EQUITY
Preferred stock, no par value
5,000,000 shares authorized
70,000 and 0 shares issued                                 14,000
Common stock, no par value
100,000,000 shares authorized
1,160,500 and 1,109,500 shares issued and outstanding     159,970       146,970
Retained deficit                                         (176,173)     (141,585)
              TOTAL STOCKHOLDERS' EQUITY (DEFICIT)         (2,203)        5,385

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $  167,276    $  177,868
                                                       ===========   ===========

              The accompanying notes are an integral part of the
                          interim financial statements.
                                       F-3

                           OGDEN GOLF CO. CORPORATION
                        INTERIM STATEMENTS OF OPERATIONS
               Three-month periods ended December 31, 2002 and 2001
              Six-month periods ended December 31, 2002 and 2001
                                   (Unaudited)

                                Three-Month    Three-Month     Six-Month      Six-Month
                                Period Ended   Period Ended   Period Ended   Period Ended
                                December 31,   December 31,   December 31,   December 31,
                                   2002           2001           2002           2001
                                ------------   ------------   ------------   ------------
INCOME
Sales                           $    10,856    $    17,551    $    40,001    $    54,555
Cost of goods sold                    6,991         12,486         30,078         34,374
                                ------------   ------------   ------------   ------------
                 GROSS PROFIT         3,865          5,065          9,923         20,181

EXPENSES
General and administrative           13,242         17,467         36,424         40,208
Depreciation and amortization           779            780          1,558          1,559
                                ------------   ------------   ------------   ------------
                                     14,021         18,247         37,982         41,767
                                ------------   ------------   ------------   ------------
              OPERATING LOSS        (10,156)       (13,182)       (28,059)       (21,586)

OTHER INCOME (EXPENSE)
Interest expense                     (3,237)        (3,418)        (6,529)        (6,893)
                                ------------   ------------   ------------   ------------

Loss before income taxes            (13,393)       (16,600)       (34,588)       (28,479)

Income tax expense                        -              -              -              -
                                ------------   ------------   ------------   ------------

                   NET LOSS     $   (13,393)   $   (16,600)   $   (34,588)   $   (28,479)
                                ============   ============   ============   ============

Basic and diluted loss per
common share                    $     (0.01)   $     (0.02)   $     (0.03)   $     (0.03)
                                ============   ============   ============   ============

Weighted average number of
shares outstanding                1,146,022        996,413      1,127,761        973,941
                                ============   ============   ============   ============

              The accompanying notes are an integral part of the
                          interim financial statements.
                                       F-4

                           OGDEN GOLF CO. CORPORATION
                        INTERIM STATEMENTS OF CASH FLOWS
                Six-month periods ended December 31, 2002 and 2001


                                                      December        December
                                                        31,             31,
                                                        2002            2001
                                                    (Unaudited)     (Unaudited)
                                                    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                            $  (34,588)     $  (28,479)

Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation                                             1,338           1,339
Amortization                                               220             220

(Increase) decrease in assets:
Inventories                                              7,596          11,920
Prepaid expenses                                           (58)            (13)

Increase (decrease) in liabilities:
Accounts payable                                        (6,280)        (10,827)
Accrued expenses                                        (1,915)         (2,126)
Unearned income                                            400               -
Income taxes payable                                      (100)           (100)
                                                    -----------     -----------
             Net cash used by operating activities     (33,387)        (28,066)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from stockholder loan                      7,500               -
Change in short-term liabilities                           410           1,749
Cash paid to reduce long-term liabilities               (3,019)         (4,208)
Cash received from issuance of preferred stock          14,000               -
Cash received from issuance of common stock             13,000          22,500
                                                    -----------     -----------
          Net cash flows from financing activities      31,891          20,041
                                                    -----------     -----------

                              NET DECREASE IN CASH
                              AND CASH EQUIVALENTS      (1,496)         (8,025)

                          CASH AND CASH EQUIVALENTS
                            AT BEGINNING OF PERIOD      17,148          15,444
                                                    -----------     -----------

                            CASH AND CASH EQUIVALENTS
                                  AT END OF PERIOD  $   15,652      $    7,419
                                                    ===========     ===========

              The accompanying notes are an integral part of the
                          interim financial statements.
                                       F-5

                           OGDEN GOLF CO. CORPORATION
                   INTERIM STATEMENTS OF CASH FLOWS (CONTINUED)
                Six-month periods ended December 31, 2002 and 2001


SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:

                                                       December       December
                                                         31,            31,
                                                         2002           2001
                                                     (Unaudited)    (Unaudited)
                                                     -----------    -----------

Cash paid for interest                               $    6,529     $    6,893
                                                     ===========    ===========

Cash paid for income                                 $      100     $      100
                                                     ===========    ===========
taxes



              The accompanying notes are an integral part of the
                          interim financial statements.
                                       F-6

                           OGDEN GOLF CO. CORPORATION
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                December 31, 2002


NOTE 1-   BASIS OF PRESENTATION
          The accompanying interim financial statements of Ogden Golf Co. Corporation have been prepared in conformity with accounting principles generally accepted in the United States, consistent in all material respects with those applied in the Company's audited financial statements for the year ended June 30, 2002 included in its registration statement on Form SB-2. The interim financial information is unaudited, but reflects all normal adjustments, which are, in the opinion of management, necessary to provide a fair statement of results for the interim periods presented.

          Certain information and footnote disclosure normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. It is suggested that these interim financial statements be read in conjunction with the financial statements and notes thereto included in the Company's audited financial statements included in its registration statement on Form SB-2. The results of operations for the periods ended December 31, 2002 and 2001 are not necessarily indicative of the operating results for the full years.


NOTE 2 -  LIQUIDITY
          At June 30, 2002, the Company reported a retained deficit of $141,585, incurred a net loss of $63,143 and used $37,703 of cash in operations during the year ended June 30, 2002. For the six-month period ended December 31, 2002, the Company reported a retained deficit of $176,173, incurred a net loss of $34,588 and used $33,387 of cash in operations.

          The Company has secured commitments from certain individuals to provide equity funding to the Company during the coming year. The Company also plans to register with the Securities and Exchange Commission and list the Company's stock on a public exchange in order to attract additional investment capital. Management believes that such actions will have a positive effect on the Company's results of operations going forward and, as a result, believes it will have sufficient capital resources to meet its current obligations. In the event that cash from operations is insufficient to sustain ongoing operations, the Company may be required to seek additional external funding. There can be no assurance that such funding can be obtained on terms acceptable to the Company.


NOTE 3 -  STOCKHOLDER NOTES PAYABLE
          During the period ended December 31, 2002, the Company received loans from stockholders in exchange for consideration totaling $7,500. The notes bear interest at 10% per annum and will become due during 2003.

                           OGDEN GOLF CO. CORPORATION
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                December 31, 2002


NOTE 4 -  INCOME TAXES
          At December 31, 2002, the Company's deferred tax assets are offset by a valuation allowance. In assessing the realization of deferred tax assets based on the requirements of Statement of Financial Accounting Standards No. 109, management has considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

          The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management has considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences.


NOTE 5 -  PREFERRED STOCK
          During the period ended December 31, 2002, the Company issued 70,000 shares of preferred stock in exchange for consideration totaling $14,000. The preferred stock is non-voting and bears no dividends. It has a liquidation preference of $0.20 per share.

          The preferred stock is convertible to common stock at a ratio of 10 shares of common stock to 1 share of preferred stock if either of two contingencies occur: 1) The Company shows a net profit for any period through June 30, 2005; or 2) the total stockholders' equity balance of the Company increases more than $100,000 between June 30, 2002 and June 30, 2005. At December 31, 2002, neither of these contingencies had occurred.


NOTE 6 -  LOSS PER COMMON SHARE
          Basic and diluted loss per common share is calculated by dividing net loss by the weighted number of common shares outstanding during the period. Amounts applicable to common stockholders are not affected by the preferences of outstanding shares of preferred stock.

          Potential common shares (700,000 shares) from the future conversion of preferred stock were excluded from the calculation of diluted loss per share because their effect would reduce the loss per common share.

NOTE 7 -  SUBSEQUENT EVENTS
          In January 2003 the Company formed Ogden Discount Golf, Inc. as a wholly owned subsidiary. The Company intends to transfer its retail golf operations and related assets and liabilities to the subsidiary.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Ogden Golf Co. Corporation
Ogden, Utah

We have audited the accompanying balance sheets of Ogden Golf Co. Corporation (a Utah corporation) as of June 30, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Ogden Golf Co. Corporation as of June 30, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information in Schedule 1 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Wisan Smith Racker & Prescott, LLP

Salt Lake City, Utah
September 12, 2002

OGDEN GOLF CO. CORPORATION
BALANCE SHEETS
June 30, 2002 and 2001

ASSETS                                                2002          2001
                                                  ----------    ----------
CURRENT ASSETS
 Cash and cash equivalents                        $  17,148     $  15,444
 Inventories                                         40,719        58,718
 Prepaid expenses                                       401         3,398
                                                  ----------    ----------
   TOTAL CURRENT ASSETS                              58,268        77,560

PROPERTY AND EQUIPMENT                              101,874       104,552

OTHER ASSETS
 Stockholder notes receivable                        12,480        12,480
 Loan costs, net of accumulated amortization
  of $952 and $513, respectively                      1,246         1,685
 Investment in collectible assets                     4,000         4,000
                                                  ----------    ----------
     TOTAL ASSETS                                 $ 177,868     $ 200,277
                                                  ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                                 $  14,809     $  13,844
 Short-term liabilities                              22,302        19,809
 Accrued expenses                                     3,787         4,625
 Unearned income                                      1,500           300
 Current portion of long-term liabilities             9,441         4,127
 Stockholder note payable                             2,500             -
 Income taxes payable                                   100           100
                                                  ----------    ----------
     TOTAL CURRENT LIABILITIES                       54,439        42,805

LONG-TERM LIABILITIES                               118,044       131,944

STOCKHOLDERS' EQUITY

 Preferred stock, no par value; authorized
  5,000,000 shares, no shares outstanding                 -             -
 Common stock, no par value; authorized
  100,000,000 shares, 1,109,500 and 942,500
  shares issued and outstanding                     146,970       106,470
 Stock subscriptions receivable                           -        (2,500)
 Retained deficit                                  (141,585)      (78,442)
                                                  ----------    ----------
     TOTAL STOCKHOLDERS' EQUITY                       5,385        25,528
                                                  ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 177,868     $ 200,277
                                                  ==========    ==========

   The accompanying notes are an integral part of the financial statements.

OGDEN GOLF CO. CORPORATION
STATEMENTS OF OPERATIONS
Years ended June 30, 2002 and 2001


                                                     2002          2001
                                                  ----------    ----------
INCOME
 Sales                                            $  108,095    $  119,548
 Cost of goods sold                                   79,414        86,345

     GROSS PROFIT                                     28,681        33,203

EXPENSES
 General and administrative (Schedule 1)              74,990        87,035
 Depreciation and amortization                         3,117         3,088

     OPERATING LOSS                                  (49,426)      (56,920)

OTHER INCOME (EXPENSE)
 Interest expense                                    (13,617)      (16,854)

Loss before income taxes                             (63,143)      (73,774)

Income tax expense                                       100           100

     NET LOSS                                     $  (63,143)   $  (73,874)

Basic and diluted earnings per share              $    (0.06)   $    (0.10)
                                                  ==========    ==========










   The accompanying notes are an integral part of the financial statements.

OGDEN GOLF CO. CORPORATION
STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended June 30, 2002 and 2001




                                  Common          Stock     Retained
                                   Stock      Subscriptions Earnings
                            Shares      Value   Receivable  (Deficit)    Total
                           ---------  --------  ----------  ---------  --------
Balance June 30, 2000        650,000  $ 61,470        -     $  (4,568) $ 56,902

Issuance of common stock:
 Sale of common stock        280,000    42,500        -        42,500
 Stock subscriptions          12,500     2,500   (2,500)            -         -

Net loss for year                  -         -        -       (73,874)  (73,874)
                           ---------  --------  ----------  ---------  --------

Balance June 30, 2001        942,500   106,470   (2,500)      (78,442)   25,528

Issuance of common stock
 Sale of common stock        179,500    43,000        -             -    43,000
 Stock subscriptions         (12,500)   (2,500)   2,500             -         -

Net loss for year                  -         -        -       (63,143)  (63,143)
                           ---------  --------  ----------  ---------  --------
Balance June 30, 2002      1,109,500  $ 46,970  $     -     $(141,585) $  5,385
                           =========  ========  ==========  =========  ========



   The accompanying notes are an integral part of the financial statements.

OGDEN GOLF CO. CORPORATION
STATEMENTS OF CASH FLOWS
Years ended June 30, 2002 and 2001


                                                               2002      2001
                                                             --------- ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                     $(63,143) $(73,874)
Adjustments to reconcile net loss to net cash
 used by operating activities:
 Depreciation                                                   2,677     2,648
 Amortization                                                     440       440
(Increase) decrease in assets: Inventories                     17,999    10,335
 Prepaid expense                                                2,997     1,216
Increase (decrease) in liabilities:
 Accounts payable                                                 965     6,452
 Accrued expenses                                                (838)     (223)
 Unearned income                                                1,200       300
                                                             --------- ---------

     Net cash used by operating activities                    (37,703)  (52,706)

CASH FLOWS FROM INVESTING ACTIVITIES
 Cash paid for purchases of equipment                               -    (6,600)
 Cash loaned to stockholder                                         -   (12,480)
                                                             --------- ---------

     Net cash used by investing activities                          -   (19,080)

CASH FLOWS FROM FINANCING ACTIVITIES
 Change in short-term liabilities                               2,493    19,809
 Cash received from stockholder loan                            2,500         -
 Cash paid to reduce long-term liabilities                     (8,586)   (2,355)
 Cash received from issuance of common stock                   43,000    42,500
                                                             --------- ---------

     Net cash flows from financing activities                  39,407    59,954
                                                             --------- ---------

NET INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS           1,704   (11,832)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR               $ 15,444    27,276
                                                             --------- ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     $ 17,148  $ 15,444
                                                             ========= =========

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Cash paid for interest                                       $ 13,617  $ 16,854
Cash paid for income taxes                                   $    100  $    100
Non-cash financing activities:
 Issuance of 12,500 shares of common stock
 in exchange for a promise to receive
 future consideration                                        $      -  $  2,500


   The accompanying notes are an integral part of the financial statements.

OGDEN GOLF CO. CORPORATION NOTES TO FINANCIAL STATEMENTS
June 30, 2002 and 2001

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The Company's accounting policies conform to U.S. generally accepted accounting principles. The following policies are considered to be significant:

Business Activities
The Company is engaged in the marketing and sales of golf equipment and supplies to customers generally located in the State of Utah.

Cash and Cash Equivalents
Cash equivalents are generally comprised of certain highly liquid investments with maturities of less than three months.

Inventories
Inventories are valued at the lower of cost or market (first-in, first-out), or net realizable value.

Property and Equipment
Depreciation expense is computed on the straight-line method in amounts sufficient to write off the cost of depreciable assets over their estimated useful lives.

Normal maintenance and repair items are charged to costs and expenses as incurred. The cost and accumulated depreciation of property and equipment sold or otherwise retired are removed from the accounts and gain or loss on disposition is reflected in net income in the period of disposition.

Loan Costs
Amortization expense is computed on the straight-line method in amounts sufficient to write off loan costs over the life of the loan.

Revenue Recognition
Revenue is recognized at the point of sale or as goods are delivered to customers and are billable. Recognition of revenue from sale of gift certificates is deferred until the certificates are redeemed for merchandise or expire one year from date of purchase.

Income Taxes
The Company uses the asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

OGDEN GOLF CO. CORPORATION NOTES TO FINANCIAL STATEMENTS
June 30, 2002 and 2001

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising and Promotion
All costs associated with advertising and promoting the Company's goods and services are expensed in the period incurred.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - LIQUIDITY

At June 30, 2002, the Company reported a retained deficit of $141,585, incurred a net loss of $63,143 and used $37,703 cash in operations during 2002. The Company has secured commitments from certain individuals to provide equity funding to the Company during the coming year. The Company also plans to register with the Securities and Exchange Commission and list the Company's stock on a public exchange in order to attract additional investment capital. Management believes that such actions will have a positive effect on the Company's results of operations going forward and, as a result, believes it will have sufficient capital resources to meet its current obligations. In the event that cash from operations are insufficient to sustain ongoing operations, the Company may be required to seek additional external funding. There can be no assurance that such funding can be obtained on terms acceptable to the Company.

NOTE 3 - CASH AND CASH EQUIVALENTS

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk with cash and cash equivalents.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2002 and 2001 are detailed in the following summary:

Cost:
                                        2002          2001
                                     ---------     ---------
 Buildings and improvements          $  96,600     $  96,600
 Equipment                               1,000         1,000
 Land                                   10,000        10,000
                                     ---------     ---------
                                       107,600       107,600
Less accumulated depreciation           (5,726)       (3,048)
                                     ---------     ---------
Net book value                       $ 101,874     $ 104,552
                                     =========     =========

OGDEN GOLF CO. CORPORATION NOTES TO FINANCIAL STATEMENTS
June 30, 2002 and 2001

NOTE 5 - STOCKHOLDER LOANS RECEIVABLE

During the year ended June 30, 2001, the Company loaned $12,480 to one of its stockholders. The loans are noninterest-bearing loans with no specified repayment schedule. The loans have been classified as non-current assets as the Company does not expect to be repaid during the next fiscal year.

NOTE 6 - INVESTMENT IN COLLECTIBLE ASSETS

The Company owns 12 collectible sets of golf clubs that were purchased at a cost of $4,000. The Company has no intention to sell any of the collectible sets during the coming year.

NOTE 7 - SHORT-TERM LIABILITIES

During the year ended June 30, 2001, the Company opened and utilized a business credit bankcard with a financial institution. The bankcard has a $30,000 limit and bears interest at a variable rate of prime plus 8.75% (13.5% and 15.75% at June 30, 2002 and 2001, respectively). Payments during 2002 totaled $3,325 including interest of $2,904 ($1,881 including interest of $1,615 in 2001).

NOTE 8 - UNEARNED INCOME

At June 30, 2002, the Company had outstanding gift certificates totaling $1,500 ($300 in 2001). The gift certificates will expire on various dates throughout the coming year.

NOTE 9- STOCKHOLDER NOTE PAYABLE

During 2002, the Company executed a note payable to a stockholder in exchange for consideration totaling $2,500. The note bears interest at 10% per annum and will become due during 2003.

NOTE 10 - INCOME TAXES

The components of income tax expense related to continuing operations are as follows:



                                        2002          2001
                                     ---------     ---------
 Current                             $     100     $     100
 Deferred                                    -             -
                                     ---------     ---------
                                     $     100     $     100
                                     =========     =========

OGDEN GOLF CO. CORPORATION NOTES TO FINANCIAL STATEMENTS
June 30, 2002 and 2001

NOTE 10 - INCOME TAXES (CONTINUED)

Current income tax expense relates to state-required minimum income tax payable.

The net deferred income taxes in the accompanying balance sheets include the following amounts of deferred income tax assets and liabilities:



                                                    2002      2001
                                                  -------   -------
 Deferred income tax assets:
   Net operating loss carryforward                $27,900   $ 1,300
   Organization costs disallowed                      100       300
   Contributions disallowed                           200         -
                                                  -------   -------
                                                   28,200     1,600
   Valuation allowance                            (28,100)   (1,500)
                                                  -------   -------
   Total deferred income tax assets                   100       100
   Less deferred income tax liabilities:
      Depreciation differences                       (100)     (l00)
                                                  -------   -------
   Total deferred income tax liabilities             (100)     (l00)
                                                  -------   -------
   Net deferred income tax asset (liability)      $     -   $     -
                                                  =======   =======

The federal net operating loss carryforwards expire beginning in 2020.

At June 30, 2002 and 2001, the Company's deferred tax assets are offset by a valuation allowance. In assessing the realization of deferred tax assets, management has considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management has considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences.

OGDEN GOLF CO. CORPORATION NOTES TO FINANCIAL STATEMENTS
June 30, 2002 and 2001

NOTE 11 - LONG-TERM LIABILITIES

The Company's long-term liabilities at June 30, 2002 and 2001 consist of the following:


                                                    2002       2001
                                                  --------   --------
Note to a bank, interest at 11.25%, due in
monthly installments of $1 ,608, including
interest, with a balloon payment due in
September 2005, secured by property and
equipment                                         $127,485   $136,071
Less current portion of long-term liabilities       (9,441)    (4,127)
                                                  --------   --------
Long-term liabilities excluding
 current portion                                  $118,044   $131,944
                                                  ========   ========

The scheduled maturities of long-term liabilities as of June 30, 2002 are as follows:

2003                       $   9,441
2004                          10,225
2005                          11,074
2006                          96,745
2007                               -
Thereafter                         -
                           ---------
                           $ 127,485

NOTE 12 - STOCKHOLDERS' EQUITY

During the year ended June 30, 2001 the Company issued 12,500 shares of common stock to an individual in exchange for a promise to receive future consideration totaling $2,500. The right to receive this future consideration is reflected as stock subscriptions receivable on the balance sheet. During 2002, the Company received full payment of this receivable.

NOTE 13 - EARNINGS PER SHARE

The following table illustrates the annual computation of basic and diluted EPS for the years ended June 30,2002 and 2001:

                                  Income            Shares       Per-Share
                                (Numerator)      (Denominator)    Amount
                                -----------      -------------   ---------
2002
----
Basic and diluted EPS
Net loss available to
 common stockholders            $ (63,143)        1,022,204       $ (0.06)

OGDEN GOLF CO. CORPORATION NOTES TO FINANCIAL STATEMENTS
June 30,2002 and 2001

NOTE 13 - EARNINGS PER SHARE (CONTINUED)


                                                       Income
                                       Income          Shares       Per-Share
                                     (Numerator)    (Denominator)    Amount
                                     -----------    -------------   ---------
2001
----
Basic and diluted EPS
Net loss available to
 common stockholders                 $  (73,874)      761,320        $(0.10)
                                     ===========    =============   =========

NOTE 14 - ADVERTISING

The amount charged to advertising expense for the years ended June 30,2002 and 2001 totaled $4,813 and $2,618, respectively.

OGDEN GOLF CO. CORPORATION                            SCHEDULE 1
GENERAL AND ADMINISTRATIVE EXPENSES
Years ended June 30, 2002 and 2001


                                                 2002      2001
                                                -------   -------
Accounting and legal                            $12,528   $12,795
Advertising                                       4,813     2,618
Bad debts                                             -       516
Bank charges                                      3,263     2,180
Contributions                                       530       300

Insurance                                         1,472     1,661
Meals and entertainment                               -       401
Miscellaneous                                     2,635     2,458
Office supplies                                     498     1,614
Payroll taxes                                     3,120     4,166

Penalties                                             9        21
Repairs and maintenance                               -     1,122
Salaries                                         39,808    47,750
Security                                            325       269
Taxes and licenses                                  793     1,150

Telephone                                         2,156     3,665
Travel                                              407     1,915
Utilities                                         2,633     2,434
                                                -------   -------

TOTAL GENERAL AND
  ADMINISTRATIVE EXPENSES                       $74,990   $87,035
                                                =======   =======

Table of Contents
                                   Page
Prospectus Summary....................3
Risk Factors..........................6        OGDEN GOLF CO. CORPORATION
Use of Proceeds......................13
Dilution and Comparative Information.14
Market for Common Stock and Dividend
   Policy............................16
Managements Discussion and Analysis..17
Business of Ogden Golf Co.
   Corporation.......................21
Management...........................27           400,000 SHARES OF
Management Compensation..............28             COMMON STOCK
Principal Shareholders...............29
Description of Securities............30         --------------------
Plan of Distribution.................34
Selling Shareholders.................37              PROSPECTUS
Certain Transactions.................38
Legal Proceedings....................39         --------------------
Shares Eligible for Future Sale......39
Experts..............................39
Legal Matters........................39          ___________, 2003
Disclosure of Commission Position on
    Indemnification for Securities
    Act Liabilities..................39
Where You Can Find More Information..40
Financial Statements.................41


UNTIL ____________, 2003, ____ DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS THAT BUY, SELL OR TRADE THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAYBE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Sections 16-10a-901 through 909 of the Utah Revised Business Corporations Act empower a Utah corporation to indemnify officers, directors, employees and agents. Pursuant to this authorization, Ogden Golf Co. Corporation has adopted Bylaws which provide for indemnification.

     Article V of our Bylaws provide as follows:

     ss. 5.1. Indemnification of Directors' 5.1. Indemnification of Directors. The corporation shall indemnify any individual made a party to a proceeding because he is or was a director of the corporation, against liability incurred in the proceeding, but only if the corporation has authorized the payment in accordance with ss. 16-10a-906 of the Utah Revised Business Corporation Act and a determination has been made in accordance with the procedures set forth in such ss. 16-10a-906 that the director met the standards of conduct in paragraph
(a), (b) and (c) below.

     A. Standard of Conduct.

     The individual shall demonstrate that:

          (1)  he conducted himself in good faith; and

          (2) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests;

          (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     B. No Indemnification Permitted in Certain Circumstances. The Corporation shall not indemnify a director under this ss. 5.1 of Article V:

          (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     C. Indemnification in Derivative Actions Limited. Indemnification permitted under this ss. 5.1 of Article V in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     ss. 5.2. Advance Expenses for Directors' 5.2. Advance Expenses for Directors. If a determination is made, following the procedures of ' 16-10a-906 of the Utah Revised Business Corporation Act that the director has met the following requirements; and if an authorization of payment is made, following the procedures and standards set forth in ss. 16-10a-906, then unless otherwise provided in the Articles of Incorporation, the company shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in ss. 5.1 of this Article V.

          (2) the director furnishes the corporation a written undertaking, executed personally or on his belief, to repay the advance if it is ultimately determined that he did not meet the standard of conduct (which undertaking must be in unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment); and

          (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under ss.
               5.1 of this Article V or under the Utah Revised Business Corporation Act.

     ss. 5.3. Indemnification of Officers, Agents, and Employees Who Are Not Directors' 5.3. Indemnification of Officers, Agents, and Employees Who Are Not Directors. Unless otherwise provided in the Articles of Incorporation, the Board of Directors may indemnify and advance expenses to any officer, employee, or agent of the corporation, who is not a director of the corporation, to any extent consistent with public policy, as determined by the general or specific action of the Board of Directors.

     As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling the registrant, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy and unenforceable. See section entitled "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

Item 25. Other Expenses of Issuance and Distribution

     We estimate that our expenses in connection with this registration statement will be as follows:

            Securities and Exchange Commission registration fee   $    426
            Legal fees and expenses                                 20,000
            Underwriters expense allowance                           2,000
            Accounting fees and expenses                             3,000
            Printing                                                 1,000
            Miscellaneous                                              574
                                                                  --------

                                                      Total       $ 27,000

Item 26. Recent Sales of Unregistered Securities

     During the last three years, Ogden Golf Co. Corporation sold the securities listed below in unregistered transactions. Each of the sale was sold in reliance on the exemption provided for in Section 4(2) of the Securities Act of 1933, as amended. No underwriting fee or other compensation was paid in connection with the issuance of shares.

                                                                   Consideration
Name                                 Date         Shares Issued         Paid
----                                 ----         -------------         ----
Larsen, Paul                       5/10/00           500,000
Scharmann, Mark A.                 6/30/00            50,000           $0.10
Knudson, David                     6/30/00            50,000           $0.10
Taylor, Elliott N.                 6/30/00            50,000           $0.10
Larsen, Paul                       10/11/00           50,000           $0.10
Lehmberg, David                    11/18/00           25,000           $0.20
Stagg, Niel                        5/3/01             25,000           $0.20
Scharmann, Stephen                 5/29/01            10,000           $0.25
Scharmann, Darrell L.              2/21/01            20,000           $0.25
Larsen, Paul W.                    10/11/00          100,000           $0.10
Chapman Spira & Carson, LLC        6/15/01            12,500           $0.20
David Anthony Investments          6/15/01            12,500           $0.20
Witz, Barry                        6/15/01            12,500           $0.20
First Atlantis Trading Corp.       6/15/01            12,500           $0.20
Hyacinth Resources                 9/1/01             10,000           $0.20
Roycemore Corp.                    9/1/01             32,500           $0.25
Grilz, Richard                     10/9/01            10,000           $0.25
Kaminska, Curtis                   11/28/01           10,000           $0.25
OM Capital Corp.                   11/28/01           20,000           $0.25
Roycemore Corp.                    2/15/02            10,000           $0.25
Grilz, Bill                        2/15/02            10,000           $0.25
Yamashita, Betty Hong              4/18/02             4,000           $0.25
Dolan, John W.                     4/18/02             4,000           $0.25
Marriott, Rodney G.                4/18/02             4,000           $0.25
Hall, Wade D.                      5/31/02            10,000           $0.25
George, Lawrence E.                5/31/02            10,000           $0.25
Hanley, Lori                       8/24/01            10,000           $0.20
Larsen, Paul                       1/30/02            10,000           $0.25
Scharmann, Mark A.                 2/20/02            10,000           $0.25
Roycemore Corp                     4/5/02             10,000           $0.25
Hyacinth Resources                 9/1/01              2,500           $0.20
Hanley, Lori                       8/24/01             2,500           $0.20
Petersen, Robert                   10/15/02           10,000           $0.20
Rubin, Mike                        10/18/02            5,000           $0.20
Warsinke, Michael                  10/18/02           12,500           $0.20
Maxfield, Brent                    10/18/02           10,000           $0.25
Richard S. Robinson                2/7/03             25,000           $0.20

Rod H. Larsen                      2/7/03              5,000           $0.20
Dan C. Rich                       2/15/03              1,000           $0.20
Croft Investments                  2/7/03             25,000           $0.20
Cory Powers                        4/1/03             10,000           $0.20

     In December 2002, the Company sold shares of its Series A Preferred Stock to the following:

Name                          Shares              Consideration Paid
----                          ------              ------------- ----
Hyacinth Resources            70,000              $14,000.00
Mark A. Scharmann             20,000                4,000.00
Northcliffe Consulting        5,000               $ 1,000.00 in services

Item 27.  Exhibits.

     The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-B.

      Exhibit
      Number      Description
      -------     -----------
       1.1        Underwriting Agreement
       1.2        Form of Escrow Agreement
       1.3        Underwriter Warrant Agreement
       1.4        Participating Dealers' Agreement
       3.1        Articles of Incorporation
       3.2        Amendment to Articles of Incorporation
       3.3        Bylaws
       4.1        Specimen common stock certificate
       5.1        Opinion Regarding Legality and Consent - Cohne,
                   Rappaport & Segal
      10.1        Promissory Note - Barnes Bank
      10.2        Business Loan Agreement
      10.3        Security Agreement
      21.1        Subsidiaries of Registrant
      23.1        Consent of Wisan, Smith, Rocker & Prescott, LLP
      24.1        Power of Attorney (Included on Signature Page)
      99.1        Certification of CEO
      99.2        Certification of CFO


Item 28.  Undertakings.

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) include any prospectus required by Section 10 (a) (3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and

          (iii) include any additional or changed material information with respect to the plan of distribution.

     2. That for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That for the purpose of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Ogden, State of Utah on May 7, 2003.

                                          OGDEN GOLF CO. CORPORATION

                                          By   /s/ Mark A. Scharmann
                                               -------------------------------
                                                Mark A. Scharmann
                                                President
                                                Principal Executive Officer

                                          By   /s/ Robert R. Peterson
                                               -------------------------------
                                                Robert R. Peterson
                                                Secretary/Treasurer
                                                Principal Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Scharmann his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Date                       Title                Signature

            May 7, 2003             President and      /s/ Mark A. Scharmann
                                    Director           Mark A. Scharmann

            May 7, 2003             Sec/Treas/and      /s/ Robert R. Petersen
                                    Director           Robert R. Petersen


            May 7, 2003             Vice President     /s/ Douglas P. Morris
                                     Director          Douglas P. Morris

            May 7, 2003             Director           /s/ Paul Larsen
                                                       Paul Larsen

            May 7, 2003             Director           /s/ Curtis Kaminska
                                                       Curtis Kaminska